UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, OH 44131

April 4, 2014

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Thursday, May 15, 2014, at 11:00 a.m. EDT, at Park Center Plaza II located at 6150 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the chance to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2014

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on May 15, 2014, at 11:00 a.m. EDT, at Park Center Plaza II located at 6150 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1. To elect two of a class of two Directors, who are named in the Proxy Statement, to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2017;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

3. To conduct an advisory vote to approve named executive officer compensation;

4. To approve the CBIZ, Inc. 2014 Stock Incentive Plan; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 21, 2014 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2013 Annual Report are being distributed on or about April 4, 2014.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your previous voting instructions can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 4, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2014:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SIGN AND DATE THE ENCLOSED PROXY

AND RETURN IT IN THE ACCOMPANYING ENVELOPE,

OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 15, 2014, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 4, 2014.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed on the enclosed proxy card, in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, in favor of the Company’s named executive officer compensation, and in favor of the CBIZ, Inc. 2014 Stock Incentive Plan. Any proxy may be revoked by the person giving it at any time prior to being voted at the meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone.

Directors Todd J. Slotkin and Benaree Pratt Wiley are designated as proxy holders in the proxy card. If no instructions are specified in a proxy returned to CBIZ, they will vote for the election as directors of Joseph S. DiMartino and Donald V. Weir, who have been nominated by the Board of Directors. They will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. They will also vote to approve the CBIZ, Inc. 2014 Stock Incentive Plan. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 21, 2014 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 49,607,613 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, Proposal No. 3, to conduct an advisory vote to approve named executive officer compensation, or Proposal No. 4, approval of the CBIZ, Inc. 2014 Stock Incentive Plan, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the advisory vote to approve named executive officer compensation, and the election of each of the director nominees, and approval of the CBIZ, Inc. 2014 Stock Incentive Plan require the affirmative vote of a majority of the votes present and entitled to vote on the matter. Proposal No. 4, regarding approval of the CBIZ, Inc. 2014 Incentive Plan, requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. In addition, pursuant to the NYSE Listed Company Manual, Proposal No. 4 also requires the approval of a majority of the votes cast on the proposal. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1 (Item 1 on Proxy Card)

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of eight members, with three members’ terms expiring at this Annual Meeting. Richard C Rochon, one of the directors whose term is expiring, has indicated that he will not seek reelection. At this time, the Nominating and Governance Committee has no recommendation of a nominee to stand for election to the Board seat being vacated by Mr. Rochon. Therefore the Board has determined that it will reduce the size of the Board from eight to seven members prior to the commencement of the 2014 Annual Meeting. The remaining two members with terms expiring have been nominated for reelection.

If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2017, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Joseph S. DiMartino	70	1997	2017
Donald V. Weir	72	2003	2017

Directors Whose Terms Continue
Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	62	1997	2016
Michael H. DeGroote	53	2006	2015
Steven L. Gerard	68	2000	2016
Todd J. Slotkin	61	2003	2015
Benaree Pratt Wiley	67	2008	2016

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Committees of the Board of Directors”, p. 17, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Boards of the funds in The Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino formerly served on the Boards of SunAir Services Corp., LEVCOR International, Inc., The Newark Group and the Muscular Dystrophy Association.

Mr. DiMartino’s service as a chairman, director and president of several significant public and NYSE-listed companies provides CBIZ with a wealth of strategic and operating experience. The Company regularly draws on his leadership skills and experience in his role as the Chairman of the Compensation Committee. His knowledge of the capital markets is extremely valuable in the structuring of the Company’s sources of credit.

Donald V. Weir has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Weir is Vice President of Private Equity for Sanders Morris Harris Group Inc. (“SMHG”) and has been with SMHG for the past thirteen years. Prior to this Mr. Weir was CFO and director of publicly-held Deeptech International and two of its subsidiaries, Tatham Offshore and Leviathan Gas Pipeline Company, both of which were publicly-held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979.

As a director, chief financial officer, treasurer and controller of various public and privately-held companies, Mr. Weir has the depth of knowledge and experience needed to serve as a director of a public company with such diverse holdings and operations as CBIZ. His financial and accounting expertise, as well as his strategic and operational experience, properly qualifies him to act as the Chairman of the Company’s Audit Committee.

Remaining Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position. Previously, in October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.

In his firm management role at Akin Gump, Mr. Burdick has gained extensive knowledge regarding the strategic operation of a national professional services organization. He has broad transactional experience as both a director and legal representative of large public and multinational companies, and maintains a complex practice involving regulatory and financial reporting issues.

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November, 2006. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury International, Mr. DeGroote was Vice President of MGD Holdings and previously held a management position with Cooper Corporation, and previously served on the Board of Directors of Progressive Waste Solutions Ltd. He also serves on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with the largest single stockholder of Company stock fosters a consistent focus on attaining and improving stockholder value.

Steven L. Gerard was elected by the Board to serve as its Chairman in October, 2002. He was appointed Chief Executive Officer and Director in October, 2000. Mr. Gerard was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Lennar Corporation and Joy Global, Inc.

Mr. Gerard has significant board-level experience with five other public companies, including three NYSE-listed entities, in addition to his current membership on the boards of Lennar Corporation and Joy Global, Inc. He has served on the audit and compensation committees of several of these public companies, and has been recognized as a “financial expert” by at least one. Mr. Gerard has broad experience in operations, finance, banking, risk assessment and regulation, and has served as the chief executive officer of several companies.

Richard C. Rochon has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Rochon is not standing for reelection at the expiration of his current term, which expires upon May 15, 2014. Mr. Rochon is Chairman and Chief Executive Officer of Royal Palm Capital Management, a private investment and management firm that he founded in March 2002. From 1985 to February 2002, Mr. Rochon served in various capacities with Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga, where he last served as President. Mr. Rochon has also served as a director of Devcon International, a provider of electronic security services, from July 2004 until September 2009. Additionally, Mr. Rochon has been a director of SunAir Services Corp., a provider of pest-control and lawn care services from February 2005 until December 2009. Mr. Rochon was also a director of Bancshares of Florida, a full-service commercial bank from 2002 through February 2007. Mr. Rochon was Chairman and CEO of Coconut Palm Acquisition Corp. (“CPAC”) from September 2005 through June 2007, when CPAC merged with Equity Broadcasting Corporation to become Equity Media Holdings Corp (“EMHC”). EMHC filed a petition under the federal bankruptcy laws in December 2008. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

As the co-founder of a private investment and management firm, an officer in various management and holding companies having overseen investments in notable public companies, and with his qualification as a financial expert with a background in accountancy, Mr. Rochon provides critical insight into the proper conduct of the Company’s Audit and Compensation Committees. His broad experience in reporting and Sarbanes-Oxley requirements has helped the Company set its corporate governance priorities and reach its corporate governance related goals.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Slotkin is lead independent director of the Apollo Closed End Fund Complex (Apollo Floating Rate Fund, Apollo Tactical Income Fund). In 2011, Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held during the period 2007-2008. Mr. Slotkin served on the Board of Martha Stewart Living Omnimedia from 2008 to 2012. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007, Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as a SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the EVP and CFO of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. Mr. Slotkin is Chairman, Director and co-founder of the Food Allergy Research & Education, Inc., formerly known as the Food Allergy Initiative.

Mr. Slotkin’s considerable experience in both public and privately-held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters.

Benaree Pratt Wiley was appointed as an independent Director of CBIZ in May 2008. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the boards of The Dreyfus Family of Funds and Blue Cross and Blue Shield of Massachusetts. Her civic activities include serving on the boards of The Boston Foundation, the Efficacy Institute, Howard University, and Dress for Success Boston.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership — Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR

Proposal No. 2 (Item 2 on Proxy Card)

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since fiscal 1997. Information on fees paid to KPMG LLP during the Company’s 2012 and 2013 fiscal years can be found after the Audit Committee Report below.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3 (Item 3 on Proxy Card)

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Pursuant to the Dodd-Frank Act and resulting Securities and Exchange Commission (“SEC”) rules, public companies are required to conduct a non-binding advisory vote on their executive compensation, as disclosed in applicable filings with the SEC. The Board of Directors has carefully considered the voting results at the 2011 Annual Meeting regarding timing of these advisory votes, which indicated that an annual vote should be taken in accordance with the recommendations of the Compensation Committee, the Nominating and Governance Committee and the full Board. Therefore, the Company has determined that the stockholders should consider this issue on an annual basis. Accordingly, the Company is again providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers, as disclosed in this proxy statement. The next scheduled advisory vote on executive officer compensation is at CBIZ’s 2015 Annual Meeting of Stockholders.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term stockholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2013 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their individual performance.

Accordingly, the Company recommends that its stockholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, nor will it overrule any prior decision or require the Board or Compensation Committee to take any action. However, the Board and the Compensation Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation Committee is based in part upon the vote of stockholders at the Company’s 2013 Annual Meeting, in which our stockholders approved our Named Executive Officer compensation. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets”.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

APPROVAL OF THE CBIZ, Inc. 2014 STOCK INCENTIVE PLAN

Proposal No. 4 (Item 4 on Proxy Card)

The Board of Directors will adopt the CBIZ, Inc. 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”) on May 15, 2014, subject to stockholder approval. The Company is asking our stockholders to approve the adoption of the 2014 Stock Incentive Plan, which replaces and, for future grants, supersedes the CBIZ, Inc. 2002 Amended and Restated Stock Incentive Plan (the “Prior Plan”), because there are insufficient shares of CBIZ common stock remaining for issuance under the Prior Plan. The operating terms of the 2014 Stock Incentive Plan are substantially similar to those of the Prior Plan. The purpose of the new Stock Incentive Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees and directors and to provide the Company and its subsidiaries and affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in Company stockholder value. The 2014 Stock Incentive Plan is an omnibus plan that gives us flexibility in the methods available to reward employee performance. As of March 21, 2014, the record date for the Annual Stockholders’ Meeting, there have been 6,169,767 shares of common stock issued or options for shares exercised under the Prior Plan. If the stockholders approve the 2014 Stock Incentive Plan, no further awards will be granted thereafter under the Prior Plan, but outstanding awards will continue to be governed by the Prior Plan.

The 2014 Stock Incentive Plan also provides for performance-based incentive awards. Approval of the material terms of the performance goals set forth in the 2014 Stock Incentive Plan should allow certain awards made under the 2014 Stock Incentive Plan to qualify as tax-deductible performance-based compensation under section 162(m) of the Internal Revenue Code (the “Code”). In general, section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation exceeding $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Code section 162(m). One of the conditions is that the stockholders must approve the material terms of the performance goals. For purposes of Code section 162(m), the material terms of the performance goals include (1) the employees eligible to receive compensation under the 2014 Stock Incentive Plan, (2) a description of the business criteria on which the performance goal is based, and (3) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the 2014 Stock Incentive Plan is discussed below.

Summary of the 2014 Stock Incentive Plan

The material features of the 2014 Stock Incentive Plan are summarized below. This summary is qualified by reference to the full text of the 2014 Stock Incentive Plan attached as Appendix A to this proxy statement.

Available Shares

Subject to adjustments for stock splits, stock dividends, or other changes in corporate capitalization, the 2014 Stock Incentive Plan will provide that the maximum aggregate number of shares of common stock that may be delivered to participants under the 2014 Stock Incentive Plan is 9,583,040. No participant under the 2014 Stock Incentive Plan may be granted stock options, stock appreciation rights, or other stock-based awards (other than dividend equivalents) covering more than 1,000,000 shares of common stock in a fiscal year. Shares subject to an award under the 2014 Stock Incentive Plan may be either authorized but unissued shares or treasury shares.

If any award is forfeited or cancelled, or terminates, expires or lapses without being exercised or is cashed out, or if an award is exercised for or settled with cash, the shares of common stock subject to that award will again be available for issuance in connection with awards under the 2014 Stock Incentive Plan. Shares used to pay the exercise price or withholding taxes related to an award or that are unissued in connection with the net settlement of outstanding stock appreciation rights (“SARs”) do not become available for issuance as future awards under the 2014 Stock Incentive Plan.

In calculating the number of shares granted from the share reserve, shares of common stock that are subject to awards other than stock options or SARs will be counted against (or toward) such limit as 2.94 shares for every one share subject to such an award. Shares subject to stock options or SARs will be counted as one share for every share.

The market price of the Company’s common stock as reported on the New York Stock Exchange as of March 21, 2014, was $9.41 per share.

Administration

The 2014 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently comprised of Joseph S. DiMartino, Richard C. Rochon, Todd J. Slotkin, and Benaree Pratt Wiley, each of whom is a “non-employee director” for purposes of Rule 16b-3 under section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” for purposes of section 162(m) of the Code. The 2014 Stock Incentive Plan authorizes the Compensation Committee to approve the selection of participants, to determine the type of awards to be made to participants, the number of shares of CBIZ common stock subject to awards, and the terms and conditions of any awards, and to interpret the 2014 Stock Incentive Plan and establish rules and regulations relating to the 2014 Stock Incentive Plan. The 2014 Stock Incentive Plan authorizes the Compensation Committee to correct any defects, supply any omission or reconcile any inconsistency in the 2014 Stock Incentive Plan or in any award in the manner and to the extent the Compensation Committee deems desirable to carry it into effect.

Eligibility

Employees, officers, directors and consultants of, and individuals who have accepted an offer of employment with the Company or its subsidiaries or affiliates are eligible to receive grants of awards under the 2014 Stock Incentive Plan. Only employees of the Company or its subsidiaries may be granted incentive stock options, and only employees, officers, directors and consultants of the Company or its subsidiaries may be granted nonqualified stock options or stock appreciation rights.

Awards

Awards under the 2014 Stock Incentive Plan may consist of stock options, stock appreciation rights, stock or cash-based performance awards, or other stock-based awards.

Stock Options

Stock options, which may be “incentive stock options” (or “ISOs”) within the meaning of section 422 of the Code or nonqualified stock options, as designated by the Compensation Committee and specified in the option agreement setting forth the terms and provisions of the options, may be granted alone or in addition to other awards granted under the 2014 Stock Incentive Plan.

Exercise Price. The exercise price per share of the Company’s common stock purchasable under a stock option will not be less than the greater of the par value or the fair market value of a share of common stock on the date of grant. The exercise price of an ISO granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of shares of the Company and its subsidiaries, or a “10% stockholder”, will not be less than 110% of the fair market value per share of CBIZ common stock on the date of grant.

Option Term. The Compensation Committee will determine the term of each stock option, but no stock option of any kind may be exercisable more than six years after the date of grant. However, the term of any ISO granted to a 10% stockholder will not exceed five years from the date of grant.

Vesting. An option will vest and become exercisable at a rate determined by the Compensation Committee on the date of grant. With respect to any stock option subject to delayed vesting, the Compensation Committee may at any time waive any installment exercise provisions or otherwise accelerate the exercisability of the stock option.

Method of Exercise. The exercise price of a stock option may be paid in cash or, if approved by the Compensation Committee, with previously acquired shares of CBIZ common stock or a combination of cash and such stock. The Compensation Committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer or for payment of the exercise price by withholding from the shares issuable upon exercise a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price.

The 2014 Stock Incentive Plan provides that the Compensation Committee may elect to cash out all or part of the shares of common stock for which a stock option is being exercised by paying the holder an amount, in cash or common stock, equal to the excess of the fair market value of the shares over their aggregate exercise price on the effective date of the cash-out.

Stock Appreciation Rights (SARs)

The 2014 Stock Incentive Plan permits the Compensation Committee to award SARs to an eligible participant either at the time of the grant of a stock option or thereafter by amendment to the option. A SAR is the right to receive the increase between the grant price of the SAR and the fair market value of the Company’s common stock on the date of settlement, in shares of common stock or cash, or a combination of both.

Performance Awards

Under the 2014 Stock Incentive Plan, the Compensation Committee may grant performance awards alone or in addition to other awards under the 2014 Stock Incentive Plan. A performance award is the right to receive, on attainment of specified goals, shares of CBIZ common stock, cash or a combination of common stock and cash. Performance awards may be granted subject to the attainment of performance goals, the continued service of the participant, or both. The Compensation Committee also may grant “Qualified Performance-Based Awards,” which are performance awards designated as such by the Compensation Committee at the time of grant and are intended to qualify for the exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by section 162(m) of the Internal Revenue Code. The 2014 Stock Incentive Plan limits the sum of any cash paid, and the fair market value (as of the date of issuance) of any shares of common stock issued, to a participant pursuant to Qualified Performance Based Awards during any five fiscal years to 10% of the reported earnings before interest, tax, depreciation and amortization (“EBITDA”) of the Company and its affiliates for the five-year period.

The 2014 Stock Incentive Plan provides that the Compensation Committee may select as performance goals, or express performance goals in terms of, one or more of the following business criteria:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes, from continuing operations or otherwise);

•	revenue, net revenue or net revenue growth;

•	profit, gross profit or gross profit growth;

•	operating profit (before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation, and amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added;

•	enterprise value;

•	sales;

•	growth measures (including same-store sales growth or organic growth measures);

•	debt levels and net debt;

•	combined ratio;

•	timely launch of new facilities;

•	client retention;

•	employee retention;

•	performance relative to budget, unit volume, safety performance targets;

•	objective measures of personal targets, goals or completion of projects;

•	any of the foregoing on a non-GAAP adjusted basis; or

•	any combination of the foregoing.

A performance goal may be measured over an “award cycle” on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Under the 2014 Stock Incentive Plan, an “award cycle” means the period or periods selected by the Compensation Committee, during which performance will be measured in order to determine a participant’s entitlement to receive payment of a performance award. The Compensation Committee will establish the performance goals for each performance award, consisting of one or more business criteria permitted as performance goals under the 2014 Stock Incentive Plan, one or more levels of performance with respect to each such criterion, and the amount or amounts payable or other rights that the participant will be entitled to upon achievement of such levels of performance. The performance goals will be established by the Compensation Committee before or reasonably promptly following the beginning of a Performance Period. The Compensation Committee will establish the performance goals for Qualified Performance-Based Awards no later than 90 days after the beginning of the award cycle or the day before the date on which 25% of the award cycle has elapsed, as required by section 162(m) of the Code.

Subject to adjustment for certain corporate events, the maximum number of shares of common stock subject to any Qualified Performance-Based Award to any participant is 1,000,000 for any award cycle, and if the award will be paid in cash, the maximum dollar amount of such award is the fair market value of such number of shares of common stock on the first or last day of the award cycle, as determined by the Compensation Committee. The 2014 Stock Incentive Plan limits the maximum amount that can be paid in any calendar year to any participant for a cash bonus Qualified Performance-Based Award that is determined without reference to shares of common stock to $10,000,000.

Unless the Compensation Committee provides otherwise in an award agreement, the 2014 Stock Incentive Plan provides that if a participant’s continuous service is terminated before the end of the award cycle for any reason, Qualified Performance-Based Awards will be payable only if the applicable performance goals are achieved, as determined by the Compensation Committee. The Compensation Committee may reduce or eliminate the amount of payment with respect to any performance award to a participant notwithstanding the achievement of specified performance goals.

No payments will be made with respect to any Qualified Performance-Based Award under the 2014 Stock Incentive Plan unless and until the Compensation Committee certifies in writing the achievement of the performance goals.

In the event the Company pays dividends on its common stock, any dividends paid with respect to shares subject to any performance award will not be paid to the participant unless and until the performance award is settled on attainment of the applicable performance goals. If the shares of common stock under a performance award are forfeited, the dividends also will be forfeited and returned to the Company.

Other Stock-Based Awards

The 2014 Stock Incentive Plan permits the Compensation Committee to grant other awards of common stock, or that are valued by reference to or otherwise based on common stock, including restricted shares of common stock, dividend equivalents and convertible debentures, either alone or in conjunction with other awards.

The Compensation Committee, in its sole discretion, may prescribe the terms, conditions and other restrictions for the vesting or settlement of other stock-based awards, including the attainment of performance goals and other restrictions designed to satisfy the Code section 162(m) exemption for performance-based compensation.

Director Equity Grants

Each non-employee director of CBIZ is automatically granted 50,000 nonqualified stock options on the first day after his or her first election as a director. The option exercise price for such options is the fair market value of a share of CBIZ common stock on the date of grant. Annually thereafter each non-employee director will receive an equity grant as provided by the Company’s then-current policy on compensating non-employee directors as approved by the Compensation Committee and the full Board.

Change in Control

The Compensation Committee may provide in the terms of an award that if there is a change in control of the Company (as defined in the 2014 Stock Incentive Plan), a stock option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, and a performance award will be deemed earned and payable in full in cash.

Adjustments

The 2014 Stock Incentive Plan provides that in the event of certain corporate events or changes in the Company’s common stock, the Compensation Committee will adjust awards and the number of shares under the 2014 Stock Incentive Plan as the Compensation Committee determines to be appropriate to prevent dilution or enlargement of benefits or potential benefits under the 2014 Stock Incentive Plan or with respect to awards. Any such adjustment made to an ISO will be made in accordance with Code section 424(a) unless otherwise determined by the Compensation Committee. Except in connection with a corporate transaction involving the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), outstanding awards may not be amended without stockholder approval to reduce the exercise price of stock options or SARs or cancel options or SARS in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs.

Amendments and Termination

The 2014 Stock Incentive Plan will terminate on the day before the 2024 Annual Meeting, unless it is terminated sooner by the Board of Directors. Our Board of Directors may terminate or amend the 2014 Stock Incentive Plan in any respect at any time, except that no amendment may be made without stockholder approval if such approval is required by law, regulation or stock exchange rules. Except as otherwise provided in the 2014 Stock Incentive Plan with respect to adjustments in connection with certain corporate events or changes in the Company’s common stock, no amendment may be made that would adversely affect the rights of a participant under any outstanding award without the participant’s written consent. However, if an award is granted to an individual who is employed outside the United States and who is not compensated from a payroll maintained in the United States, the 2014 Stock Incentive Plan permits the Compensation Committee to modify the 2014 Stock Incentive Plan’s provisions as they pertain to such individual to comply with applicable foreign law.

Burn Rate Commitment

The Company commits that, with respect to the number of shares subject to awards granted under the 2014 Stock Incentive Plan over the next three fiscal years from January 1, 2014 to December 31, 2016, we will maintain an average annual burn rate (the rate at which the company grants equity awards, expressed as a percentage of outstanding shares) over that period that does not exceed 4.37% of weighted average common shares outstanding. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 2.5 option-shares.

General Federal Tax Consequences

IRS Circular 230 Notice Requirement. This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

The following is a general summary of the material federal tax consequences of the grant and exercise of stock options under the 2014 Stock Incentive Plan. A participant may also be subject to state and local taxes, the consequences of which are not discussed herein, in the jurisdiction in which he or she works or resides. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of the particular circumstances of such participant, among other things. This summary is for general information and is not tax advice.

Nonqualified Stock Options. An individual granted a nonqualified stock option generally will not recognize taxable income at the time of grant. On exercise of a nonqualified stock option, a participant generally will recognize ordinary compensation income equal to the “spread,” meaning the excess, if any, in the fair market value of the shares underlying the stock option on the date of exercise over the exercise price paid at the time of exercise. In general, subject to the possible limitations on deductibility under sections 162(m) and 280G of the

Code for compensation paid to certain individuals, the Company should be entitled to deduct the same amount from its taxable income at the time of such inclusion.

Incentive Stock Options. An individual granted an ISO generally will not recognize taxable income at the time of grant or at the time of exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the acquired shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will be long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, the Company will not be entitled to a deduction for federal income tax purposes in connection with the grant or exercise of the ISO. If one or both of the holding periods are not satisfied and the shares acquired on exercise of the ISO are disposed of less than two years from the date of grant or one year from the date of exercise (a “disqualifying disposition”), the participant will generally recognize ordinary compensation income in the year of disposition equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on disposition), over the exercise price. In the event of such a disqualifying disposition, the Company generally should be entitled to a tax deduction equal to the amount treated as taxable compensation to the participant, subject to the possible limitations on deductibility under sections 162(m) and 280G of the Code for compensation paid to certain individuals.

Section 162(m) Limitation. In general, section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation exceeding $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The 2014 Stock Incentive Plan is intended to satisfy an exception with respect to grants of options and stock appreciation rights to these covered employees. In addition, the 2014 Stock Incentive Plan is designed to permit granting of restricted common stock, common stock units and cash bonuses as Qualified Performance-Based Awards intended to qualify under the “performance-based compensation” exception to section 162(m) of the Code. We have attempted to structure the 2014 Stock Incentive Plan in a manner that excludes the remuneration attributable to stock options and stock appreciation rights and to Qualified Performance-Based Awards from the $1 million limitation. However, we have not requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

Section 280G of the Code. Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of stock options or the accelerated lapse of restrictions with respect to other awards in connection with a change in control (as defined in the 2014 Stock Incentive Plan) could be deemed an “excess parachute payment” under the golden parachute tax provisions of section 280G of the Code. To the extent it is so deemed, the participant could be subject to a 20% excise tax and the Company could be denied a federal income tax deduction.

New Plan Benefits

Because future awards under the 2014 Stock Incentive Plan will be granted in the discretion of the Compensation Committee of the Company’s Board of Directors, the type, number, recipients, and other terms of such awards cannot be determined at this time.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. In addition, pursuant to the NYSE Listed Company Manual, Proposal No. 4 also requires the approval of a majority of the votes cast on the proposal.

The Board of Directors recommends a vote FOR the adoption of the CBIZ, Inc. 2014 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 21, 2014, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer. However, CBIZ has a stock retention policy recommending directors maintain stock valued at a multiple of three times the amount of their annual retainer, and recommending that the CEO maintain stock valued at a multiple of five times his base salary. The policy recommends that remaining Named Executive Officers maintain between two and three multiples of base salary. All of the Directors and Named Executive Officers are in compliance with this policy.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Burgundy Asset Management Ltd.	4,915,782	[3]	9.91%
FMR, LLC	4,319,565	[4]	8.71%
Lombardia Capital Partners LLC	3,949,313	[5]	7.96%
Westbury Trust	3,858,335	[6]	7.78%
Cardinal Capital Management LLC	3,173,859	[7]	6.40%
First Manhattan Co.	2,988,952	[8]	6.03%
Dimensional Fund Advisors LP	2,580,347	[9]	5.20%
Steven L. Gerard	1,449,360	[10]	2.92%
Rick L. Burdick	129,225	[11]	*
Michael H. DeGroote	186,000	[12]	*
Joseph S. DiMartino	54,000	[13]	*
Richard C. Rochon	75,000	[14]	*
Todd J. Slotkin	40,000	[15]	*
Donald V. Weir	86,580	[16]	*
Benaree Pratt Wiley	60,000	[17]	*
Jerome P. Grisko, Jr.	802,473	[18]	1.62%
Ware H. Grove	517,056	[19]	1.04%
Robert O’Byrne	452,980	[20]	*
David J. Sibits	247,228	[21]	*
All directors and executive officers as a group (12 persons)	4,099,902		8.26%
Total Shares Outstanding on March 21, 2014: 49,607,613

*	Represents less than 1% of total number of outstanding shares.

(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131 and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person, except as otherwise indicated below. Additionally, none of the listed directors and executive officer named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 21, 2014, the Record Date for the 2014 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 3, 2014 by Burgundy Asset Management Ltd. According to the report, Burgundy Asset Management Ltd., acting as an investment advisor, beneficially owns 4,915,782 shares, has sole voting power with respect to 3,323,161 shares and sole investment power with respect to 4,915,782 shares. The address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 14, 2014, by FMR LLC and Edward C. Johnson 3d. According to the report, FMR LLC, as a parent company, beneficially owns 4,319,565 shares. FMR, LLC and Edward C. Johnson 3d, Chairman of FMR, LLC, have sole voting power with respect to 96,765 shares and sole investment power with respect to 4,319,565 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 12, 2014, by Lombardia Capital Partners LLC. According to the report, Lombardia Capital Partners LLC, acting as an investment adviser, beneficially owns 3,949,313 shares, has sole voting power with respect to 2,468,646 shares and sole investment power with respect to 3,949,313 shares. The address of Lombardia Capital Partners LLC is 55 South Lake Avenue, Suite 750, Pasadena, California 91101.

(6)

Holdings stated are based solely on information in the Schedule 13D/A filed with the SEC on March 5, 2014. According to the report, the Westbury Trust beneficially owns 3,858,335 shares through Westbury (Bermuda) Ltd., a Bermuda limited corporation, which is 100 percent owned by Westbury Trust. The address of Westbury Trust and Westbury (Bermuda) Ltd. is Victoria Hall, 11 Victoria Street, P. O. Box HM 1065, Hamilton, HMEX Bermuda. Michael G. DeGroote is the settlor of Westbury Trust and beneficiary of the trust during his lifetime.

(7)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 14, 2014, by Cardinal Capital Management LLC. According to the report, Cardinal Capital Management LLC, acting as an investment advisor, beneficially owns 3,173,859 shares, has sole voting power with respect to 1,780,957 shares and sole investment power with respect to 3,173,859 shares. The address of Cardinal Capital Management LLC is Four Greenwich Office Park, Greenwich, Connecticut 06831.

(8)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 12, 2014 by First Manhattan Co. According to the report, First Manhattan Co., acting as a broker or dealer and as an investment adviser, beneficially owns 3,002,202 shares, has sole voting and investment power with respect to 13,250 shares, has shared voting power with respect to 2,847,752 shares, and has shared investment power with respect to 2,988,952 shares. The address of First Manhattan Co. is 399 Park Avenue, New York, New York 10022.

(9)

Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP. According to the report, Dimensional Fund Advisors LP, acting as an investment adviser, beneficially owns 2,580,347 shares, has sole voting power with respect to 2,468,088 shares and has sole investment power with respect to 2,580,347 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)

Consists of 819,360 shares of common stock, including restricted stock, owned of record by Mr. Gerard, plus options to purchase 630,000 shares of common stock granted to Mr. Gerard under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “2002 SIP”).

(11)	Consists of 129,225 shares of common stock owned of record by Mr. Burdick, including restricted stock.

(12)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust, and 74,000 shares of common stock, including restricted stock, owned of record by Mr. DeGroote.

(13)	Consists of 54,000 shares of common stock owned of record by Mr. DiMartino, including restricted stock.

(14)	Consists of 75,000 shares of common stock owned of record by Mr. Rochon, including restricted stock.

(15)	Consists of 40,000 shares of common stock owned of record by Mr. Slotkin, including restricted stock.

(16)	Consists of 86,580 shares of common stock owned of record by Mr. Weir, including restricted stock.

(17)	Consists of 60,000 shares of common stock owned of record by Ms. Wiley, including restricted stock.

(18)	Consists of 417,473 shares of common stock, including restricted stock, owned of record by Mr. Grisko, plus options to purchase 385,000 shares of common stock granted under the CBIZ Option Plan.

(19)	Consists of 254,556 shares of common stock, including restricted stock, owned of record by Mr. Grove, plus options to purchase 262,500 shares of common stock granted under the CBIZ Option Plan.

(20)	Consists of 380,980 shares of common stock, including restricted stock, owned of record by Mr. O’Byrne, plus options to purchase 72,000 shares of common stock granted under the CBIZ Option Plan.

(21)	Consists of 121,228 shares of common stock, including restricted stock, owned of record by Mr. Sibits, plus options to purchase 126,000 shares of common stock granted under the CBIZ Option Plan.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular meetings and seven special meetings during fiscal 2013. In addition, there were three Actions in Writing in Lieu of a Meeting of the Board of Directors, dated March 29, July 25, and August 26, 2013. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2013 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our Independent Directors met four times in executive session during fiscal 2013. The Company’s Lead Director and Vice Chairman, Mr. Burdick, chaired these executive sessions.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director and Vice Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Standing Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee as standing committees of the board, all of which were active during 2013. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee are independent as set forth in the NYSE Listed Company Manual and under applicable SEC rules. The following is a description of the committees of the Board of Directors:

The members of the Audit Committee are Directors Rochon, Slotkin and Weir (Chairman). CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act, as amended. In addition, the Board has determined that all three members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and four special meetings during 2013. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The members of the Compensation Committee are Directors DiMartino (Chairman), Rochon, Slotkin, and Wiley. The Compensation Committee conducted four regular meetings and two special meetings during 2013. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s non-employee Board members and executive officers, including salary, bonus and benefits. The Compensation Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Compensation Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding stockholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; (j) to monitor compliance with stock ownership guidelines for the Company’s executive officers and directors; and (k) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee deems necessary throughout each year.

Compensation Committee Consultants.    The Committee is free to hire any advisors or consultants, including compensation consultants in its sole discretion, as it may deem necessary or advisable at any time. The Committee and Management jointly consulted with Aon Hewitt to perform various director and executive compensation studies in 2002, 2004, 2006, 2007, 2008, 2009, 2010, 2012, and 2013 as set out on pp. 24-25, and 30. The Compensation Committee determined that its and the Company’s use of Aon Hewitt as a compensation consultant in determining or recommending the amount or form of executive and director compensation during the Company’s last completed fiscal year did not involve any conflict of interest. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) under the Exchange Act, and confirmation of relevant facts received by the Committee from Aon Hewitt.

Compensation Committee Interlocks and Insider Participation.    None of the members of the Compensation Committee during 2013 and continuing through 2014 is or has been an officer or employee of CBIZ. There are no compensation committee interlock relationships with respect to CBIZ.

The members of the Nominating and Governance Committee are Directors DiMartino, Rochon (Chairman), Slotkin, Weir and Wiley. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted one regular meeting and one special meeting in 2013. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the SEC and the NYSE, as they may be amended from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2014 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience, education, skills and other qualities and attributes that contribute to heterogeneity.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter.

The members of the Executive Management Committee are Messrs. Burdick, Gerard, and Grisko. The Executive Management Committee approved ten Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2013. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

CBIZ has a Code of Professional Conduct and Ethics Guide (the “Code”) that applies to every director, officer, and employee of the Company. The Code is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131. Any amendments to or waivers from the Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or any other person performing similar functions are approved by our Audit Committee and posted to the Company’s website, www.cbiz.com.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The Company has historically reviewed key risks with the Board of Directors and implemented a more formal enterprise risk management review program in 2010 as a Company-wide initiative to enhance our existing processes involving an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. This risk oversight initiative continued in 2013. The activities of the enterprise risk management program entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory and reputational risks — and the review of plans to mitigate their possible effects. The Board and each of its committees were actively engaged in this program throughout 2013 and continuing in 2014.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the board of directors affirmatively determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies such other criteria as specified by provisions of the NYSE Listed Company Manual.

The Nominating and Governance Committee and the Board of Directors have affirmatively determined that each of Rick L. Burdick, Joseph S. DiMartino, Richard C. Rochon, Todd J. Slotkin, Donald V. Weir and Benaree Pratt Wiley have no prohibited material relationships with CBIZ and are independent directors. The Nominating and Governance Committee and the Board of Directors affirmatively determined that each of the Audit, Compensation, and Nominating and Governance Committee’s members meet the independence requirements set out in the NYSE Listed Company Manual and under applicable SEC rules. Mr. Gerard is not considered an independent director because of his employment as our Chief Executive Officer and Mr. DeGroote is not considered an independent director because of his relationship with the Company as discussed below.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•

The Committee and the Board determined that Mr. Burdick should be considered an independent director since the amounts paid to the law firm of Akin Gump Strauss Hauer & Feld LLP for legal representation of CBIZ throughout 2013 were not collectively significant under the NYSE rules governing director independence. Akin Gump performed legal work for CBIZ for which the firm received approximately $0.4 million, $0.2 million and $0.5 million from CBIZ during 2013, 2012 and 2011, respectively.

•

The Committee and the Board determined that Michael H. DeGroote should not be considered an independent director under the meaning of the NYSE rules, primarily in light of his relationship to a significant stockholder of the Company. Mr. DeGroote is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are one of the Company’s largest stockholders. Mr. DeGroote is also an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2013, 2012 and 2011 were approximately $0.2 million, $0.1 million and $0.1 million, respectively.

•

The Nominating and Governance Committee and the Board of Directors determined that Mr. Rochon should be considered an independent director under the meaning of the NYSE rules. Mr. Rochon was an officer or director of, or held or controlled a significant but not controlling interest in, various entities that received non-attest business advisory and tax services from a subsidiary of CBIZ. The amount of the services totaled approximately $0.3 million, $0.3 million, and $0.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, which amounts are less than 2% of such other companies’ consolidated gross revenues.

Company Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are both held by Mr. Gerard. The Board believes the combination of these roles provides the Board with a more comprehensive understanding of ongoing operations and current issues. This structure also facilitates the identification of emerging issues, communication of essential information to the Board and preparation of agendas for the Board. Since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have an independent Lead Director who, among other things, chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. It is the Board’s belief that the current composition, committee system and the position of an independent Lead Director effectively maintains Board independence and independent oversight of management and Company performance. Mr. Burdick currently acts as the Company’s Lead Director. As in past years, each member of the Board and each Committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The membership of the Audit Committee did not change in 2013. Each of the Audit Committee members has been identified as audit committee financial experts, as defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted U.S. accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s consolidated financial statements are presented in accordance with generally accepted U.S. accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board (the “PCAOB”) or that the Company’s independent accountants are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the independent auditors, who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with generally accepted U.S. accounting principles and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent accountants the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526 regarding the independent accountants’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2013 with the independent auditors, and the head of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee of the Board of Directors

Donald V. Weir, Chairman Richard C. Rochon Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal 2013 and 2012:

Audit Fees:    Fees for the fiscal year 2013 audit and the review of Forms 10-Q were $860,000. Audit fees include fees related to the integrated audit of consolidated financial statements, SAS 100 quarterly review fees, and fees for audit procedures performed in connection with the divestiture of the Company’s MMP operations and with respect to a lease transaction. Fees for the fiscal year 2012 audit and the review of Forms 10-Q were $795,000. Audit fees include fees related to the integrated audit of consolidated financial statements, and SAS 100 quarterly review fees.

Audit-Related Fees:    Audit-related fees of $ 86,500 were billed through December 31, 2013 for services rendered in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan, Service Organization Control (SOC) 1 services to the Company’s payroll operations, and services related to workpaper review completed in advance of the divestiture of CBIZ MMP. Audit-related fees of $79,000 were billed in the year ended December 31, 2012 in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan and SOC 1 services to the Company’s payroll operations.

Tax Fees:    Tax consulting fees of $7,257 were billed for the year ended December 31, 2013 in connection with a change of accounting method request to the IRS. There were no tax fees billed by KPMG LLP for the year ended December 31, 2012.

All Other Fees:    There were no other fees billed for professional services by our independent auditors during fiscal year 2013 and 2012.

Pursuant to its Charter and the Act, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board (the “Compensation Committee” or the “Committee”) is responsible for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, certain Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Throughout this proxy statement, Steven L. Gerard (“CEO”), Jerome P. Grisko, Jr. (“President”), Ware Grove (“CFO”), Robert O’Byrne (“President, Employee Services”), and David Sibits (“President, Financial Services”) are referred to as the “Named Executive Officers”, all of who are members of the SMG.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at companies of comparable size and complexity. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ also believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at CBIZ.

Ultimately, compensation paid to members of the SMG, including amounts paid to the Named Executive Officers, is determined based on the discretionary judgment of the Compensation Committee with input from the CEO, the President, and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the Named Executive Officers, and reviews recommendations and makes determinations regarding equity awards to all CBIZ employees. Decisions regarding the non-equity compensation of employees other than the SMG are made by management within the Financial Services and Employee Services divisions. The CEO and the President annually review the performance of each member of the SMG. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Company, at the request of the Compensation Committee, engaged Aon Hewitt (formerly known as Hewitt

Associates), an outside human resources consulting firm, to periodically conduct reviews of its compensation program for the SMG. Aon Hewitt was engaged to prepare comprehensive reports regarding these matters in 2002, 2004, 2006, 2007, 2008, 2009, 2010 and 2012, and consults with the firm on an as-needed basis each year, including during 2013. In 2007 Aon Hewitt was asked by Management to assist the Committee in determining whether or not the triggering mechanism (incentive awards as a function of the range of earnings per share) in the executive incentive compensation plans for the SMG should be modified or updated. Following review of the 2007 Aon Hewitt report and discussion with management, the Committee determined that, commencing in 2008, compensation under such plans would be triggered by a combination of earnings per share related to continuing operations and pre-tax margin results.

In October 2012, Aon Hewitt again analyzed target compensation components and levels for the SMG, including the Named Executive Officers. This most recent Aon Hewitt analysis compares each element of total compensation for the SMG against two groups, with relevant compensation data common to both groups. The first group is a custom peer group of 73 publicly traded, privately-held, and non-profit professional services, insurance, information technology, medical billing, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Compensation Peer Group”). The Compensation Peer Group is periodically reviewed and updated by Aon Hewitt as part of its studies, and the companies used for comparison in the 2012 Compensation Peer Group are considerably different from the companies reflected in the Compensation Peer Group used in the 2010 Aon Hewitt study. Because of differences in the size and business focus among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted value estimates the market value of compensation and is used as the basis of comparison of compensation between CBIZ and the companies in the Compensation Peer Group.

The Committee did not re-engage Aon Hewitt to revisit this data in 2013, and therefore, the Committee believes that the 2012 Aon Hewitt study under-reports median compensation levels for 2013. However, the Committee nevertheless believes that the 2012 data constitutes a useful benchmark for comparisons to the compensation levels of the respective members of the SMG. The Committee expects to conduct a further review of applicable of benchmarking data during 2014.

The Compensation Peer Group from the 2012 study consists of the following companies:

Acxiom Corporation	Aetna Inc.	Allianz Life Insurance Company of NA

American Express Company	American Family Insurance Group	American Heart Association

AMERIGROUP Corporation	Ameriprise Financial, Inc.	ARAMARK Corporation

Arkansas Blue Cross and Blue Shield	Automatic Data Processing, Inc.	Avis Budget Group, Inc.

The Bank of New York Mellon	Blue Cross and Blue Shield of Florida, Inc.	Blue Cross and Blue Shield of Nebraska

Blue Cross and Blue Shield of NC	Blue Cross Blue Shield of Arizona, Inc.	Blue Cross Blue Shield of South Carolina

Blue Shield of California	BlueCross BlueShield of Kansas City	Booz Allen Hamilton

Broadridge Financial Solutions, Inc.	CareFirst of Maryland, Inc.	The Chubb Corporation

CIGNA Corporation	CME Group Inc.	Country Insurance & Financial Svcs.

Deluxe Corporation	Discover Financial Services	Equifax Inc.

GATX Corporation	Global Payments Inc.	Great-West Life and Annuity Ins Co.

H&R Block, Inc.	The Hanover Insurance Group, Inc.	The Hartford Fin. Svcs. Group, Inc.

HCA Holdings, Inc.	Humana Inc.	Indiana Farm Bureau Insurance

ING Americas	Iron Mountain Incorporated	Kaiser Foundation Health Plan, Inc.

Kelly Services, Inc.	Learning Care Group Inc.	ManpowerGroup

The Marmon Group, Inc.	Massachusetts Mutual Life Ins. Co.	MasterCard Incorporated

Merrill Corporation	Moody’s Corporation	Navigant Consulting, Inc.

New York Life Insurance Company	New York University Inc.	The Northwestern Mutual Life Insurance Co.

Pacific Life Insurance Company	Paychex, Inc.	Pennsylvania National Mutual Casualty Ins. Co.

Pitney Bowes Inc.	Principal Financial Group, Inc.	The Progressive Corporation

Protective Life Corporation	Robert Half International Inc.	Sentry Insurance

State Farm Mutual Automobile Ins. Co.	State Street Corporation	TASC, Inc.

TD Ameritrade Holding Corporation	The Travelers Companies, Inc.	Unisys Corporation

UnitedHealth Group Incorporated	Waste Management, Inc.	WellPoint, Inc.

Wells Fargo & Company

The second comparison group consists of 23 companies, some of which are shared with the first group, included in the “Company Peer Group” used by Aon Hewitt for comparison purposes. The companies included in this second group are:

ACI Worldwide, Inc.	Alliance Healthcare Services, Inc.	AMN Healthcare Services Inc.

Brown & Brown Inc.	Erie Indemnity Co.	FTI Consulting Inc.

Hackett Group, Inc.	Healthways, Inc.	Hudson Global, Inc.

Huron Consulting Group Inc.	ICF International, Inc.	IHS Inc.

Insperity, Inc.	Korn Ferry International	Moneygram International Inc.

National Financial Partners Corp	National Western Life Insurance Co.	Navigant Consulting Inc.

Paychex Inc.	Resources Connection Inc.	Towers Watson & Co.

Viad Corp.	Zebra Technologies Corp

Aon Hewitt’s database and statistical methods are helpful to the Compensation Committee because they create a broad basis on which to establish the 50th percentile market value compensation targets for the various members of the SMG, including the Named Executive Officers. Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, the regression analysis offered by Aon Hewitt is particularly useful because it creates a possible basis for compensation comparison for our Named Executive Officers, as well as our SMG from a statistical amalgamation of many companies that otherwise would individually reflect only one facet of our business or which are either too small or too large to serve as fair one-to-one comparators. Taken together, their data provides CBIZ with a benchmark not available from each Compensation Peer Group member company individually.

The Committee generally targets aggregate compensation for the collective SMG, including Named Executive Officers, at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group and the Company Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual Named Executive Officers, as well as other members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors. Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the 50th percentile target for the aggregate of the various components of total compensation. The Committee reviews information provided by Aon Hewitt, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2013, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the Named Executive Officers, were roughly consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Aon Hewitt data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, and served as a useful talent retention mechanism. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed to ensure the long-term success of the Company. The Committee also noted that departures from the median data suggested by the most recent Aon Hewitt report were warranted in certain individual cases as discussed in Comparison of Compensation to Targets, p. 34.

2013 Executive Compensation Components

For the fiscal year ended December 31, 2013, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Compensation Peer Group and the Company Peer Group, and to target total compensation at the 50th percentile, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by Aon Hewitt;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Merit-based increases for the Named Executive Officers (other than the Chief Executive Officer and the President) are based on the evaluation and recommendation of the Chief Executive Officer and the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the Chief Executive Officer and the President are based upon the Committee’s assessment of the senior executives’ performance as well as upon the data reflected in the Aon Hewitt report. In 2013, the Compensation Committee determined that no increase in base salary should be granted to the members of the SMG, with one exception based upon that individual’s increased responsibilities. No increase in base salary was made for any Named Executive Officer in 2013.

Performance-Based Incentive Compensation

The 2002 Amended and Restated CBIZ, Inc. Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders. The Amended and Restated 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2002 SIP encourages the growth of stockholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

The Committee has awarded performance bonuses to the SMG, including the Named Executive Officers, under the 2002 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation to this group. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance during the prior year and in accordance with the Company’s long-term equity incentive program.

Members of the SMG, including the Named Executive Officers, receive cash incentive compensation under the 2002 SIP and attendant EIP. As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2013, this cash incentive compensation component consisted of a Financially Based Award and an Individual Performance Award (“IPA”) dependent on the Company’s financial performance results in terms of diluted earnings-per-share from continuing operations (“continuing EPS”) and as a function of the Company’s margin performance. The Committee believes that this methodology directs the SMG’s focus toward ensuring the correct balance of earnings growth and margin performance.

The Named Executive Officers and other members of the SMG are also eligible to receive additional merit-based cash bonuses which are issued under the authority of the 2002 SIP based upon the evaluation and recommendation of the CEO and/or the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary and awards are made by the Committee.

CBIZ Annual Executive Incentive Plan

The EIP is an annual cash incentive program adopted by the Committee under the authority of the 2002 SIP. The EIP provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

In 2013, the EIP calculated cash incentive awards as a function of the Company’s pre-tax margin as well as its EPS growth. As in prior years, under the Financially Based Award component of the EIP in effect for 2013, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2013, the predetermined targets consisted of a diluted continuing EPS target related to continuing operations (“EPS Target”) and a pre-tax margin related to continuing operations target (“MA Target”). Certain adjustments may be made to these targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the EPS Target and thirty per cent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the MA Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final EPS results related to continuing operations coincide with the EPS Target and margin results coincide with the MA Target, range from 40% to 80% of base salary.

In 2013, the Compensation Committee adjusted the range of the TA opportunity for the CEO, President and CFO, based upon the Committee’s intention to accurately and fairly determine bonus awards for the CEO, President & CFO while minimizing the need for additional annual discretionary merit bonuses over and above the EIP awards. The Committee noted that additional discretionary merit bonuses would still be possible for the purpose of recognizing remarkable individual achievements.

The TM range for the EPS Target may reduce the awards to 0% or increase the awards to 200% of the EPS Target-related portion of an executive’s bonus opportunity. The TM range for the MA Target may reduce the awards to 0% or increase the awards to 200% of the MA Target-related portion of an executive’s bonus opportunity. For fiscal 2013, 100% of each Named Executive Officer’s financially-based EIP award was calculated as a function of corporate financial objectives relating to EPS Targets and MA Targets.

The 2013 EIP also contained an additional IPA component, under which each member of the SMG, including the Named Executive Officers, could have earned an additional award, ranging from 25-30% of the executive’s base TA for extraordinary individual performance. The range of potential IPA for each individual depended in part upon the position and relative responsibility of each member of the SMG. The Compensation Committee determined that a predetermined percentage of the Base Target Award of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. Under the EIP adopted for 2013, the Committee determined that the President’s IPA percentage of Base Target Award should be 27.5%, and the IPA percentage of Base Target Award for each remaining member of the Named Executive Officers and SMG, other than the CEO, should be 25%. Measurement of individual performance under this component was based upon the assessment by the Compensation Committee and the CEO of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial results. The CEO’s recommendations and underlying assessments regarding the performance of members of the SMG other than himself were presented to the Compensation Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. In 2013, the Committee accepted the CEO’s recommendations that the full IPA award established under the EIP should be given to each of the members of the SMG other than the CEO.

In prior years the CEO was not personally eligible to obtain any bonus based upon the IPA component of the EIP. In 2013 the Committee determined that the plan should be amended to allow the CEO to be eligible for this component of the EIP, since in prior years the Committee has assessed the individual performance of the CEO as required by Committee’s Charter and determined whether or not to award the CEO a discretionary award reflecting his individual performance. Since this award has served the same purpose as the Committee’s determinations for other members of the SMG under the terms of the EIP, the Committee determined that its assessment of the CEO’s IPA should also be performed in the context of the same EIP terms applicable to all other members of the SMG, and not as an unrelated discretionary item. The Committee determined that this change was consistent with the goals of the Committee to subject all members of the SMG to the same performance award program, and to foster the collective and collaborative performance of the management group leading the Company. Under the EIP adopted for 2013, the Committee determined that the CEO’s IPA percentage of Base Target Award should be 30%. As in past years, the CEO did not recommend compensation levels for himself, and this determination was solely within the control of the Compensation Committee. Following deliberations, the Compensation Committee determined that the full 30% IPA award should be granted to the CEO.

Aon Hewitt was consulted in 2013 regarding the structural changes related to the TA opportunity and to the CEO’s participation in the IPA component of the plan. The Committee’s compensation consultant indicated that the proposed changes resulted in a plan that continues to be within the range of typical market practice, incrementally moved the program closer to the Company’s objective of reducing the need for Compensation Committee discretion in determining incentive payout levels, increased the percentage of the bonus payment that was performance-related, and was more consistent with governance goals of promoting transparency in determining payouts and strengthening the link between pay and demonstrable performance.

Upon completion of the fiscal year, the Committee reviewed the diluted EPS from continuing operations and margin performance of the Company, determined the TMs applicable to the SMG’s respective TAs, determined the applicable IPA percentage, calculated the EIP earned for each member of the participating group, and certified the appropriate EIP awards.

For 2013, the Committee set the EPS Target at $0.51 per diluted share from continuing operations, after adjustment for the sale of the MMP operations. This standard is considered to be a non-GAAP financial measure. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2013, the Company was required to post results that were approximately 94.1% of the EPS Target, or $0.48 per share. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed minimum EPS requirements under the plan by approximately 14.6%.

For 2013, the Committee set the MA Target at 6.0%, after adjustment for the sale of the MMP operations. This standard is considered to be a non-GAAP financial measure. The Committee determined that this approximately static target was appropriate given the ongoing market challenges faced by each of the Company’s respective divisions. For the covered executives, including the Named Executive Officers, to earn any MA Target-related bonus for 2013, the Company was required to post results that were 95% of the MA Target, or a 5.7% pre-tax margin result. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the MA Target by approximately 10%, or a pre-tax margin result of 6.6%.

The Committee believes these EPS Targets and MA Targets are consistent with the EIP’s purpose in encouraging the achievement of positive long-term performance in the Company’s financial results and not penalizing the management team for challenging market conditions faced by each of the Company’s respective divisions.

The range of potential Target Multipliers applicable to 2013 is set out in the table below.

Earnings Per Share Component	Multiplier	Pre-Tax Margin Component	Multiplier
At least $0.48	0.5	At least 5.7%	0.5
$0.49	0.6	5.8%	0.6
$0.50	0.8	5.9%	0.8
$0.51	1.0	6.0%	1.0
$0.52	1.2	6.1%	1.0
$0.53	1.5	6.2%	1.2
$0.54	1.8	6.3%	1.4
$0.55 and above	2.0	6.4%	1.6
		6.5%	1.8
		6.6% and above	2.0

Based upon the Company’s reported financial results for 2013, after adjustment for the sale of the MMP operations, diluted EPS was determined to be $0.51 and therefore the EPS TM was set at 1.0. Pre-tax margin results related to continuing operations, after adjustment for the sale of the MMP operations, were 6.0% for 2013 and therefore the MA TM was determined to be 1.0. There were no other special adjustments that affected these targets for 2013.

For each of the Named Executive Officers, the Target Awards, applicable Target Multiplier, Individual Performance Adjustments, and EIP Bonuses for 2013 performance were:

	2013 Base Pay	Base Target Award (% Base Pay)	Base Target Award ($)	Max. Indiv. Perform. Award ($)	70% Based on EPS			30% Based on Margin			Total EIP Bonus
Name					70% of Base Target Award	Target Multi- plier	EPS- Based Award	30% of Base Target Award	Target Multi- plier	Margin- Based Award
Steven L. Gerard	$695,200	80	556,160	166,848	389,312	1.0	389,312	166,848	1.0	166,848	723,008
Jerome P. Grisko, Jr.	$520,100	80	416,080	114,422	291,256	1.0	291,256	124,824	1.0	124,824	530,502
Ware Grove	$403,700	60	242,220	60,555	169,554	1.0	169,554	72,666	1.0	81,430	302,775
Robert O’Byrne	$459,400	50	229,700	57,425	160,790	1.0	160,790	68,910	1.0	68,910	287,125
David Sibits	$469,600	50	234,800	58,700	164,360	1.0	164,360	70,440	1.0	70,440	293,500

In making the annual determination of the minimum, target and maximum levels for the EIP bonuses, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, meeting or exceeding cross-serving program goals for the operations under their control, generating acquisition opportunities, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to Named Executive Officers under the EIP for performance in 2013 are reflected in column (g) of the Summary Compensation Table on p. 38.

In 2013 the Committee indicated that all Named Executive Officers, as well as the remaining members of the SMG, were eligible to receive their full IPAs. The Committee’s decision was based upon its assessment of the group’s overall performance as a team in achieving 2013 results and substantially meeting the plan results for the areas under their direction. The Committee determined that these individuals, as well as all others in the SMG, set excellent leadership standards in their respective areas of responsibility.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2002 SIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of members of the SMG other than the CEO, on the recommendation of the CEO and the President, subject to the Committee’s approval.

Special merit bonuses, as set out in column (d) of the “Summary Compensation Table” on p. 38, were paid to Messrs. Grisko and Grove, as well as to other members of the SMG, on the basis of their performances in 2013. These awards were granted primarily in recognition of their achievements in, and relative responsibility for, the successful divesture of the CBIZ MMP operations. Further explanation of the bases for these special merit bonuses is set out on p. 36.

Long-Term Equity Incentive Compensation

Stock Option and Restricted Stock Programs

The Company believes that the Stock Option and Restricted Stock Programs under the 2002 SIP enable the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Equity awards are determined based on market data and vary among participants based on their positions and functions within the Company. Option awards vest, restrictions on stock awards lapse, grants are awarded, conditions and terms apply, and pricing is set by the Compensation Committee according to the procedures described on pp. 41-42.

The Aon Hewitt 2012 study indicates that, on average, CBIZ’s long-term incentive compensation in the form of stock option or restricted stock grants to the members of the SMG, including the Named Executive Officers, is within the competitive range of long-term incentive compensation at the 50th percentile paid to similarly situated executives within the Compensation Peer Group. Again this year, the Committee noted that the awards to the CEO were less than those given in the comparative companies. The data reflected in the most recent Aon Hewitt report indicated that the long-term equity compensation values awarded by the Company to the SMG as a group overall generally fell below the 50th percentile range reflected in the awards of the Company Peer Group companies. The 2013 awards for the Named Executive Officers are set out in the “Grants of Plan-Based Awards” table on p. 41.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, are able to contribute the lesser of up to 80% of their annual salary or $17,500 (plus an additional $5,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years of vesting service. Participants deposit savings in one or more of 19 stock and bond investment funds. The 2013 at-market annual rates of return of the investment choices available to participants ranged from -1.44% to 47.71%, depending on each participant’s fund selections.

Non-qualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any Business Unit Leader (“BUL”) and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on p. 44.

CBIZ 2007 Employee Stock Purchase Plan

At the 2011 Annual Meeting, stockholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase up to 2,000,000 shares of CBIZ stock at a 15% discount, and may contribute up to $21,250 toward annual purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ and its subsidiaries. Both the CEO and the President are regular participants in the ESPP.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers and did so again in 2013. Certain of the Named Executive Officers, as set out in the Summary Compensation Table and the Other Compensation Table, are provided with the use of Company automobiles, tax preparation assistance, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 39. The SMG, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the Company in securing these benefits. In the case of leased automobiles, the cost of perquisites is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the IRS table related to usage valuation for leased autos.

The Company pays for the cost of a life insurance policy called for in the CEO’s original and subsequent employment agreements, as well as a tax gross-up payment to cover the “income” incurred by the CEO by the existence of this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure the services of the CEO. The Committee also recognizes that provision of the life insurance policy, including the tax gross-up payment, is a more cost-effective method of securing a comparable benefit for the CEO than through other methods such as a SEP or other more costly forms of pension benefits. In addition, the CEO, whose principal residence is outside of Ohio, is provided with standard business class hotel accommodations, common carrier (public, not private) airfare, car transportation, and other travel-related services, a portion of which, plus tax gross-up payments, are attributed to the CEO as income. The Committee believes that these benefits are appropriate and necessary to retain the CEO’s services, are a preferable means to facilitate the CEO’s day-to-day participation in events at corporate headquarters without burdening the CEO with undue personal expense, and are a preferable alternative to relocating the Company headquarters to a less cost-effective location outside of the Cleveland area.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2013, are included in column (i) of the “Summary Compensation Table” on p. 38. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers, as noted on pp. 40-41. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on p. 40 and “Potential Payments upon Termination or Change in Control” on p. 44.

Consideration of 2013 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm

Comments

In order to remain apprised of stockholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the Stockholders concurred, that an annual stockholder vote should be held on this issue. The Company has determined that annual say-on-pay votes will be held.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the Stockholders’ votes on the say-on-pay issue presented at the Company’s 2013 Annual Meeting. While the Committee noted that a significant majority of Stockholders approved the compensation of the Company’s Named Executive Officers, it also was mindful of Stockholders with different views. The Committee also noted that the Company continued its intense efforts throughout 2013 to engage with all major institutional investors to ensure, in part, that its policies and actions are compatible with the views of the investors. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the compensation of the Named Executive Officers.

The Committee also noted that the Company’s 2013 say-on-pay proposal received support from Glass Lewis & Co. and Institutional Shareholder Services Inc. (ISS), two leading independent governance analysis and proxy voting advisors to institutional investors. The Compensation Committee determined that the presence of the tax gross-up payments in the CEO’s total compensation package was the most reasonable and cost effective method for the Company to provide the life insurance, travel and housing benefits required by the CEO’s contract. Any other means of providing this benefit would have been much more expensive for the Company on a GAAP P&L basis as well as on a cash basis, and therefore significantly more adverse to investor interests.

In 2013 and 2014, the Committee used compensation modeling provided by ISS Corporate Services to assess the suitability of the CEO’s compensation package and believes that the results of modeling using the compensation numbers contained in this Proxy Statement indicated that the CEO’s compensation package presented a “Low” level of concern in all three categories (Relative Degree of Alignment, Multiple of Median, and Pay-TSR Alignment) assessed by ISS Corporate Services quantitative analysis tools.

Comparison of Compensation to Targets

The Committee examined the new compensation metrics made available to it from its compensation consultant Aon Hewitt in 2012 and the ancillary data sources, again made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data available at the companies reviewed by Aon Hewitt. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2013, consistent with the views and interests of the Company’s institutional investors, and generally in agreement with the range of target levels suggested by the data compiled by Aon Hewitt and available from ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG, including the Named Executive Officers, at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, including the Named Executive

Officers, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers compare appropriately to the Committee’s aggregate targets for their respective positions. The Committee found that the aggregate compensation of the Named Executive Officers was generally consistent with the 50th percentile targets of the 2012 Aon Hewitt study. The Committee noted, however, that since it did not re-engage Aon Hewitt to revisit this data in 2013, the Committee believed that the 2012 Aon Hewitt study is likely to under-report median compensation levels for the positions held by the Named Executive Officers. This fact was considered by the Committee in arriving at the conclusion that compensation levels were consistent with the Committee’s compensation philosophy and objectives.

The CEO’s total compensation in 2013, including the grant date fair value of long-term equity grants was $2,506,001, compared with the 2012 Aon Hewitt study’s 50th percentile total compensation targets of $2,393,000 for the Compensation Peer Group and $3,071,000 for the Company Peer Group. Therefore, the CEO’s total compensation is indicated to be within the low end of the range of median target values for comparable positions. The Committee determined that the payment of CEO compensation was up to 18.4% lower than the Company Peer Group data provided by Aon Hewitt. This data was confirmed by compensation modeling provided by ISS Corporate Services, which indicated that the CEO’s total compensation package was only 91% of the median.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not material for a number of reasons. First, the amount of the gross-up payment was 5.2% of the total compensation paid to the CEO, and therefore did not by itself constitute a material amount of total compensation when compared to the whole. Second, the largest portion of the tax gross-up payment relates to a Company commitment to provide the CEO with the life insurance policy called for under the CEO’s original and amended employment agreements, as well as to contractually required housing and travel benefits. The nature of the policy selected by the Company to comply with this obligation presents the lowest cost means of providing the required insurance benefit. The policy was selected as the lowest cost alternative to other means of providing the contractually obligated insurance, and the Committee specifically chose this method instead of a SEP or other forms of costly pension benefit plans. Other methods of providing the required level of coverage would have resulted in the Company incurring considerably higher costs. The gross-up payments related to non-private common-carrier travel and Cleveland-area Embassy Suites hotel housing expenses were the most cost-effective means of delivering these benefits. Third, the total amount of the compensation paid to the CEO presented a low concern according to certain standards issued by ISS Corporate Services, which compared CEO compensation to ISS’s own selected group of peer CEOs. According to ISS analysis, the CEO was paid approximately $243,204 less than the median for CEOs considered comparable under ISS’s Pay-For-Performance standards. Therefore, even including the tax gross-up payment, the total amount of compensation paid to the CEO is considered a “low concern” under ISS’s Pay-For-Performance standards (Relative Degree of Alignment, Multiple of Median, and Pay to Total Shareholder Return). The Committee is aware that ISS is not in favor of any tax gross-up payment that is not de minimis. However, since the amount of the tax gross-up payment was itself only approximately 5% of total CEO compensation, it constituted only a small fraction of a pay package that is, in total, a “low level of concern”. Therefore the Committee believes that the tax gross-up payment itself is fairly characterized as being of “low level of concern” as well.

The President’s total compensation of $1,616,850, including the grant date fair value of equity grants but excluding the special merit bonus in 2013, fell in close proximity to the range indicated by the 2012 Aon Hewitt study’s 50th percentile total compensation targets of $1,052,000 for the Compensation Peer Group and $1,587,600 for the Company Peer Group. The CFO’s total compensation of $1,076,395, including the grant date fair value of equity grants but excluding the special merit bonus in 2013, was fairly aligned with the 2012 Aon Hewitt study’s 50th percentile total compensation targets of $978,000 for the Compensation Peer Group and

$971,300 for the Company Peer Group. The Committee determined that to the extent the compensation packages for the President and the CFO exceeded median target ranges expressed in the 2012 Aon Hewitt study, they were justified by the superior performance of both individuals and reflected the Committee’s assessment of the relative responsibility of these officers in contributing to the gains of the Company in 2013.

The Committee agreed that the special merit bonuses for the President and CFO were justified by their roles in the divestiture of the Company’s MMP operations. Both individuals were instrumental in successfully negotiating and completing the divestiture of the Company’s MMP division. This transaction was closed on favorable terms and the gains realized through the transaction were sufficient to permit the Company to repurchase a significant portion of the Company’s outstanding stock, to immediately reduce borrowing levels, and to greatly increase funds available for reinvestment to enhance the growth of the core Financial and Employee Services businesses.

The Committee did not use a mathematical model for determining the amount of compensation that should be awarded for efforts and successes of the President and CFO, but agreed that amounts of the differences between their compensation totals, including special merit bonuses, and the high end of the ranges noted in the 2012 Aon Hewitt study — amounting to approximately 8%, and 16% more than the high end of the median ranges for their respective positions — were reasonable recognition for the noted achievements. Based on these performance achievements, the Committee concluded that the compensation for both the President and the CFO were justified and consistent with the targets set by the Committee.

The President, Employee Services’ total compensation was $1,061,264 in 2013, including the grant date fair value of equity grants. The 2012 Aon Hewitt study reflected 50th percentile total compensation of a division president as $947,000 for the Compensation Peer Group and $1,580,000 for the Company Peer Group. The Committee noted that it found Aon Hewitt data to be in line with other market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence regarding the compensation packages for the leaders of comparably sized benefits and insurance brokerages. Given that the division President’s compensation was within the median range indicated by both the Aon Hewitt and other data, the Committee concluded that the President, Employee Services was compensated in a manner that was consistent with the targets set by the Committee.

The President, Financial Services’ total compensation in 2013, including the grant date fair value of equity grants, was $1,077,839. The 2012 Aon Hewitt study indicated that the median total compensation was $1,176,000 for the Compensation Peer Group and $1,580,000 for the Company Peer Group division presidents. The Committee noted that the compensation package paid was comparable to the low end of median target values for comparable positions according to both the Aon Hewitt data as well as the market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence. The Committee therefore determined that the compensation of the President, Financial Services was consistent with targets based upon the Aon Hewitt and competitive data.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the qualified incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve an executive’s total package consisting of a combination of the available compensation components that will not meet these requirements. The Committee may approve of such a package in order to ensure fair levels of total compensation for its executive officers, or may consider other factors of greater importance than preserving deductibility for a particular form or amount of compensation. In this regard, for fiscal 2013, the amount of base salary and other payments not made in connection with a qualified incentive plan in excess of $1,000,000 for any Named Executive Officer was not deductible for federal income tax purposes. The contracts of the CEO, the President, and the CFO contain provisions requiring the deferral of severance payouts that the Company would be unable to deduct under Section 162(m).

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2002 SIP and prior stock option plan in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board of Directors that it be included (or incorporated by reference as applicable) in the Company’s proxy statement.

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman Richard C. Rochon Todd J. Slotkin Benaree Pratt Wiley

COMPENSATION RISK ASSESSMENT

In 2013, the Compensation Committee conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits pledging or hedging of Company shares by officers or directors. CBIZ also has a stock retention policy requiring directors to maintain stock valued at a multiple of three times the amount of their annual retainer, and requiring the CEO to maintain stock valued at a multiple of five times his base salary. Other SMG members, including the remaining Named Executive Officers, are required to maintain between two and three multiples of base salary.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus[1] ($) (d)	Restricted Stock Awards[2] ($) (e)	Stock Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation[3] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (h)	All Other[5] Compensation ($) (i)	Total ($) (j)
Steven L. Gerard PEO Chairman & CEO	2013	695,200		—	430,320	352,800	723,008	—	304,673	2,506,001
	2012	691,833		177,290	387,420	313,200	375,310	—	292,079	2,237,132
	2011	675,000		168,500	489,060	423,000	445,500	—	300,765	2,501,825
Jerome P. Grisko, Jr. President & COO	2013	520,100		100,000	326,000	215,600	530,502	—	24,648	1,716,850
	2012	517,583		106,680	293,500	191,400	302,640	—	25,798	1,437,601
	2011	505,000		127,560	370,500	258,500	327,240	—	23,658	1,612,458
Ware Grove PFO SVP, CFO	2013	403,700		50,000	195,600	147,000	302,775	—	27,320	1,126,395
	2012	401,750		31,233	176,100	130,500	195,940	—	26,793	962,316
	2011	392,000		33,910	222,300	176,250	211,680	—	25,989	1,062,129
Robert O’Byrne President, Employee Services	2013	459,400		—	164,304	141,120	287,125	—	9,315	1,061,264
	2012	463,167	(6)	—	147,924	125,280	222,620	—	9,038	968,029
	2011	446,000		50,000	186,732	169,200	240,840	—	8,892	1,101,664
David Sibits President, Financial Services	2013	469,600		—	164,304	141,120	293,500	—	9,315	1,077,839
	2012	467,333		—	147,924	125,280	210,325	—	9,038	959,900
	2011	456,000		—	186,732	169,200	246,240	—	17,539	1,075,711

(1)

Represents a special merit bonus approved by the Compensation Committee. The bases for these bonuses are stated in the “Comparison of Compensation to Targets” section of the Compensation Discussion and Analysis.

(2)

Represents the grant date fair value as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised. See 2013 Grants of Plan-Based Awards table for the awards to which these values relate, p. 41.

(3)	Pursuant to the applicable year’s EIP adopted by the Compensation Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2002 SIP.

(4)

CBIZ does not maintain a defined benefit or pension plan other than its 401k retirement savings plan. See Non-qualified Deferred Compensation table, on p. 44 for additional information. No preferential payments are made by the Company to the participants of the plan, including the SMG and Named Executive Officers.

(5)	See Other Compensation table, below.

(6)	Number contains retroactive payments in excess of base rate of pay, made necessary by the under-payment of Mr. O’Byrne’s base pay in the prior year.

Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Airfare ($)	Hotel ($)	Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)
Steven L. Gerard	2013	10,225	[1]	33,821	12,848	73,014	[2]	7,650	36,465	[3]	130,650	304,673
	2012	10,156	[1]	36,554	14,381	72,887	[2]	7,500	32,114	[3]	118,487	292,079
	2011	6,952	[1]	37,076	10,921	72,916	[2]	7,350	42,767	[3]	122,783	300,765
Jerome P. Grisko, Jr.	2013	—		—	—	1,665	[4]	7,650	9,407	[5]	5,926	24,648
	2012	—		—	—	1,538	[4]	7,500	10,433	[5]	6,327	25,798
	2011	—		—	—	1,542	[4]	7,350	9,192	[5]	5,574	23,658
Ware Grove	2013	—		—	—	1,665	[4]	7,650	11,604	[5]	6,401	27,320
	2012	—		—	—	1,538	[4]	7,500	11,603	[5]	6,152	26,793
	2011	—		—	—	1,542	[4]	7,350	11,173	[5]	5,924	25,989
Robert O’Byrne	2013	—		—	—	1,665	[4]	7,650	—		—	9,315
	2012	—		—	—	1,538	[4]	7,500	—		—	9,038
	2011	—		—	—	1,542	[4]	7,350	—		—	8,892
David Sibits	2013	—		—	—	1,665	[4]	7,650	—		—	9,315
	2012	—		—	—	1,538	[4]	7,500	—		—	9,038
	2011	4,771	[6]	—	—	1,542	[4]	7,350	—		3,876	17,539

(1)	Includes payments or reimbursement for meals, telephone service, valet services, and tax consulting services.

(2)

Life insurance premium for policy required under employment contract. Also includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Includes livery services and leased auto adjustment.

(4)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(5)	Leased auto adjustment.

(6)	Cost of Executive Health Program available to members of the SMG.

Employment or Other Agreements

Mr. Gerard’s original employment agreement was amended by the First Amended and Restated Employment Agreement, executed March 22, 2007. It extended the term of the original employment agreement to be ongoing and continued the terms of Mr. Gerard’s original October 11, 2000 contract by setting base salary at a minimum of $500,000 per year, with a minimum bonus of $150,000 that was required through 2003, in the absence of any approved performance-based incentive bonus plan such as the EIP. Other terms of the original contract were also continued, including an automobile allowance, participation in CBIZ welfare, incentive plans, maintenance of a $2,000,000 life insurance policy, and reimbursement for certain travel and housing expenses. Consistent with the original contract, if the agreement is terminated by CBIZ without cause or by Mr. Gerard for good reason based on a material alteration of his job duties, a reduction in his base compensation, or a material breach of his agreement, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ or by Mr. Gerard for good reason related to a change in control of CBIZ, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to 2.99 times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ with cause or by Mr. Gerard without good reason, as defined by the contract, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, and (2) other amounts due through the date of termination. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Gerard to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, and (3) avoid disparagement of the Company.

Mr. Grisko’s Amended Severance Protection Agreement, executed December 31, 2008, maintains most of the same employment terms as the original Severance Protection Agreement, dated February 1, 2000, but contains amendments designed to address certain issues related to Code Sections 162(m) and 409A. The Amended Agreement continues to entitle him to receipt of an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause (including termination resulting from a change in control), or upon a request by the Chairman of the Board that Mr. Grisko resign. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, (2) continued participation for two years in CBIZ health and welfare benefit plans, (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, (4) receipt of title to any company vehicle then in use by Mr. Grisko, and (5) payment of club membership dues to a private club of his choosing. Mr. Grisko has voluntarily declined to accept club membership dues at this time. The contract contains restrictive covenants that obligate Mr. Grisko to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a two-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. Grove’s employment agreement, executed December 12, 2000, and amended November 22, 2010, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination due to a change in control. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, and (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. O’Byrne was originally employed under an executive employment agreement attendant to the sale of his business to CBIZ. This agreement has expired, with the exception of certain restrictive covenants contained therein. Under the CBIZ Executive Severance Policy, Mr. O’Byrne is entitled to six months base pay if he is terminated other than for cause, or twelve months base pay if he is terminated in the event of a change in control. Mr. Sibits is entitled to participate in the compensation programs available to the SMG, and has committed to restrictive covenants comparable to those of Mr. O’Byrne. Under his Confidentiality, Non-solicitation and Non-competition Agreement, Mr. Sibits is entitled to twelve months base pay if he is terminated other than for cause, and he is entitled to twelve months base pay pursuant to the CBIZ Executive Severance Policy if he is terminated in the event of a change in control.

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2] ($)
		Threshold[1] ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Gerard	1-1-13	278,100	723,008		1,279,168	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	66,000	n/a	n/a	430,320
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	n/a	180,000	6.52	352,800
Jerome P. Grisko, Jr.	1-1-13	208,040	530,502		946,582	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	50,000	n/a	n/a	326,000
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	n/a	110,000	6.52	215,600
Ware Grove	1-1-13	121,110	302,775		544,995	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	30,000	n/a	n/a	195,600
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	n/a	75,000	6.52	147,000
Robert O’Byrne	1-1-13	114,850	287,125		516,825	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	25,200	n/a	n/a	164,304
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	n/a	72,000	6.52	141,120
David Sibits	1-1-13	117,400	293,500		528,300	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5-09-13	n/a	n/a		n/a	n/a	n/a	n/a	25,200	n/a	n/a	164,304
	5-09-13	n/a	n/a	[1]	n/a	n/a	n/a	n/a	n/a	72,000	6.52	141,120

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum EPS and MA Targets and that no IPA is granted. “Target” values assume Company achieves EPS and MA Targets and that the IPA is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum Target Multiplier for each EPS and MA Target and that the individual is awarded the maximum IPA.

(2)

Represents grant date fair value of stock options and restricted stock awards as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised.

The 2002 SIP was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders. The 2002 SIP was amended and restated in 2002 to clarify that the Plan did not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. In 2011 the 2002 SIP was amended and restated to extend the life of the plan for an additional ten years, to expand the business criteria on which performance goals may be based for performance-based incentive awards, to limit the number of available shares that can be granted in the form of any award other than Stock

Options and Stock Appreciation Rights, and to maintain the then-current maximum number of shares available for grant under the 2002 SIP. The 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company.

The 2002 SIP gives the Committee the sole authority to grant participants shares of CBIZ common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The Committee has awarded performance bonuses under the 2002 SIP through the adoption of EIP. The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation. Equity awards are granted based on the performance of directors, employees and consultants during the prior year and in accordance with the Company’s long-term equity incentive programs.

Beginning in 2006, options have been awarded to vest 25% on each of the four anniversaries following the grant date and to expire six years after the date of grant. Since 2006, restricted shares were granted with restrictions that were set to lapse in 25% increments on each of the four anniversaries following the grant date. The Compensation Committee generally applies these vesting principles to its equity grants, although more rapid vesting of both options and restricted stock have been made from time to time for reasons such as an incentive to induce employment with the Company or as a reward for exemplary personal performance or commitment.

All stock options have an exercise price equal to the closing price of CBIZ stock on the date of grant. Annual awards of stock options to the SMG, and at times certain other corporate officials and practice group managers, are considered at the Compensation Committee’s regularly scheduled meeting in February, and then tabled until the Committee can consider all other performance grants to operating BULs and other high performers within the Company under its annual grant program. The Compensation Committee adopted this procedure to avoid inequities in option pricing that might occur if awards to these respective groups were not granted simultaneously. After recommendations for operating unit-level grants are solicited and vetted by management, they are presented along with the underlying reasons supporting them to the Committee for review and action. Recommendations for all annual equity incentive grants are considered by the Committee at a special telephonic meeting typically held between March and May of each year.

The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2002 SIP and the option and restricted stock agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Compensation Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

At the 2011 Annual Meeting, stockholders approved the ESPP, under which any employee may purchase CBIZ stock at a 15% discount, and may contribute up to $21,250 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ subsidiaries.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date*	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven L. Gerard	0	180,000	[1]	n/a	6.52	05-09-2019	66,000	[2]	601,920	n/a	n/a
	45,000	135,000	[1]	n/a	5.87	05-22-2018	49,500	[2]	451,440	n/a	n/a
	90,000	90,000	[1]	n/a	7.41	04-04-2017	33,000	[2]	300,960	n/a	n/a
	135,000	45,000	[1]	n/a	6.75	05-13-2016	10,000	[2]	91,200	n/a	n/a
	180,000	0	[1]	n/a	7.70	05-04-2015	n/a		n/a	n/a	n/a
	93,423	0	[1]	n/a	8.23	04-08-2014	n/a		n/a	n/a	n/a
Jerome P. Grisko, Jr.	0	110,000	[1]	n/a	6.52	05-09-2019	50,000	[2]	456,000	n/a	n/a
	27,500	82,500	[1]	n/a	5.87	05-22-2018	37,500	[2]	342,000	n/a	n/a
	55,000	55,000	[1]	n/a	7.41	04-04-2017	25,000	[2]	228,000	n/a	n/a
	82,500	27,500	[1]	n/a	6.75	05-13-2016	7,500	[2]	68,400	n/a	n/a
	110,000	0	[1]	n/a	7.70	05-04-2015	n/a		n/a	n/a	n/a
	105,000	0	[1]	n/a	8.23	04-08-2014	n/a		n/a	n/a	n/a
Ware Grove	0	75,000	[1]	n/a	6.52	05-09-2019	30,000	[2]	273,600	n/a	n/a
	18,750	56,250	[1]	n/a	5.87	05-22-2018	22,500	[2]	205,200	n/a	n/a
	37,500	37,500	[1]	n/a	7.41	04-04-2017	15,000	[2]	136,800	n/a	n/a
	56,250	18,750	[1]	n/a	6.75	05-13-2016	6,250	[2]	57,000	n/a	n/a
	75,000	0	[1]	n/a	7.70	05-04-2015	n/a		n/a	n/a	n/a
Robert O’Byrne	0	72,000	[1]	n/a	6.52	05-09-2019	25,200	[2]	229,824	n/a	n/a
	0	54,000	[1]	n/a	5.87	05-22-2018	18,900	[2]	172,368	n/a	n/a
	0	36,000	[1]	n/a	7.41	04-04-2017	12,600	[2]	114,912	n/a	n/a
	0	18,000	[1]	n/a	6.75	05-13-2016	5,250	[2]	47,880	n/a	n/a
David Sibits	0	72,000	[1]	n/a	6.52	05-09-2019	25,200	[2]	229,824	n/a	n/a
	18,000	54,000	[1]	n/a	5.87	05-22-2018	18,900	[2]	172,368	n/a	n/a
	36,000	36,000	[1]	n/a	7.41	04-04-2017	12,600	[2]	114,912	n/a	n/a
	0	18,000	[1]	n/a	6.75	05-13-2016	5,250	[2]	47,880	n/a	n/a

*	Options expire six (6) years after the date of grant.

(1)

Grant of options under 2002 SIP. Option vesting is time-based in increments of 25% in each of the four anniversaries of the grant date. Options expire after six years; grant date is six years prior to expiration date.

(2)	Grant of restricted shares under 2002 SIP, an equity incentive plan. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Steven L. Gerard	71,577	55,350	53,000	340,370
Jerome P. Grisko	—	—	40,000	256,875
Ware Grove	72,000	56,419	27,500	176,787
Robert O’Byrne	252,000	386,891	23,100	148,501
David Sibits	156,000	227,015	23,100	148,501

(1)

This amount represents the total taxable compensation on the exercise of options or vesting of restricted shares, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

2013 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Steven L. Gerard	207,672	—	166,758	—	2,911,064
Jerome P. Grisko, Jr.	177,467	—	72,330	—	1,094,730
Ware Grove	90,372	—	353,667	—	1,975,724
Robert O’Byrne	—	—	—	—	—
David Sibits	—	—	—	—	—

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.

(2)	Reflects amounts already otherwise reported in the Summary Compensation Table for 2013 and prior years.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100% of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 27 stock, bond and money market investment funds available during the year. The 2013 at-market rates of return of the investment choices available to participants ranged from -9.12% to 37.79%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section  409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on p. 45 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2013, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2013. Moreover, the actual amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2002 SIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, Named Executive Officers, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability
Steven L. Gerard	Severance Pay	2,650,138	[1]	3,961,956	[2]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		268,560	[4]
	Option Acceleration	2,126,146	[5]	2,126,146	[5]	n/a	n/a		n/a
	Restricted Stock Acceleration	1,445,520	[6]	1,445,520	[6]	n/a	n/a		n/a
	2 Years Benefits Continuation	146,028	[7]	146,028	[7]	n/a	n/a		n/a

Jerome P. Grisko, Jr.	Severance Pay	2,036,614	[8]	2,036,614	[8]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		216,030	[4]
	Option Acceleration	1,341,950	[9]	1,341,950	[9]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		1,094,400	[6]	n/a	n/a		n/a
	Automobile	53,265	[10]	53,265	[10]	n/a	n/a		n/a
	2 Years Benefits Continuation	34,130	[11]	34,130	[11]	n/a	n/a		n/a
	Club Membership	—	[12]	—	[12]	n/a	n/a		n/a

Ware Grove	Severance Pay	1,357,758	[13]	1,357,758	[13]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		181,110	[4]
	Option Acceleration	851,250	[14]	851,250	[14]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		672,600	[6]	n/a	n/a		n/a
	2 Year Benefits Continuation	34,130	[15]	34,130	[15]	n/a	n/a		n/a

Robert O’Byrne	Severance Pay	229,700	[16]	459,400	[17]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		197,820	[4]
	Option Acceleration	n/a		466,920	[18]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		564,984	[6]	n/a	n/a		n/a

David Sibits	Severance Pay	469,600	[19]	469,600	[17]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		200,880	[4]
	Option Acceleration	n/a		586,980	[18]	n/a	n/a		n/a
	Restricted Stock Acceleration	n/a		564,984	[6]	n/a	n/a		n/a

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)	Amount represents 2.99 times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each Named Executive Officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Mr. Gerard is enrolled in a supplemental life insurance program purchased through the Company from a group life carrier for which he pays the premiums, and holds a $2,000,000 life insurance policy called for under his First Amended and Restated Employment Agreement for which the Company pays his premiums. Messrs. Grisko and O’Byrne also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each Named Executive Officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)

Value is calculated as the number of in-the-money options at December 31, 2013 multiplied by the difference between the closing price on the last trading day of 2013 and the exercise price for each share. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(6)

Value is calculated as the number of restricted shares held by executive at December 31, 2013 multiplied by the closing price on the last trading day of 2013. Payable pursuant to Compensation Committee action taken May 22, 2012 to accelerate pending restricted share grants to employees in the event of a change in control.

(7)

Cost of maintaining benefits in which CEO was enrolled at the end of 2013 for period of two years, as required by First Amended and Restated Employment Agreement. At the end of 2013, the CEO was also enrolled in a $2,000,000 life insurance program called for under the CEO’s First Amended and Restated Employment Agreement, as well as a supplemental life insurance policy for which the CEO himself pays.

(8)

Amount represents two times the sum of the then current year base salary plus the average of his bonus payments for the prior three years, pursuant to President’s Amended Severance Protection Agreement.

(9)

Value is calculated as the number of in-the-money options held by executive at December 31, 2013 multiplied by the difference between the closing price on the last trading day of 2013 and the exercise price for each share. Payable pursuant to President’s Amended Severance Protection Agreement.

(10)

Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to President for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(11)

Represents continuation for a period of two years, as required by President’s Amended Severance Protection Agreement, of President’s 2013 year-end medical, dental, and vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(12)

President’s Amended Severance Protection Agreement calls for payment of membership fees in a club of President’s choice. Currently, President has voluntarily foregone club membership called for by the agreement, and therefore a value of this amount cannot be determined at this time.

(13)

Amount represents two times the sum of the then current year base salary plus the average of his bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(14)

Value is calculated as the number of in-the-money options held by executive at December 31, 2013 multiplied by the difference between the closing price on the last trading day of 2013 and the exercise price for each share. Payable pursuant to CFO’s Amended Employment Agreement.

(15)

Represents continuation for a period of two years, as required by CFO’s employment agreement, of CFO’s 2013 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(16)	Amount represents six months base pay for terminations other than for cause, pursuant to the CBIZ Executive Severance Policy.

(17)	Amount represents one year base pay for terminations related to change in control, pursuant to the CBIZ Executive Severance Policy.

(18)

Option awards are accelerated pursuant to the terms of the Amended and Restated 2002 SIP. Value is calculated as the number of in-the-money options held by executive at December 31, 2013 multiplied by the difference between the closing price on the last trading day of 2013 and the exercise price for each share.

(19)	Amount represents one year base pay for terminations other than for cause, pursuant to the Executive’s Confidentiality, Non-solicitation and Non-competition Agreement.

Director Compensation

For fiscal 2013, Non-Employee Director compensation consisted of:

•	a $50,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•	a $15,000 Audit Committee Chair fee, a $10,000 Compensation Committee Chair fee, and a $7,500 Nominating and Governance Committee Chair fee to the chairpersons of each respective committee, and;

•	a meeting attendance fee of $1,500 for each board and committee meeting attended; and

•

an annual equity grant of 12,000 restricted shares to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation Committee each year. The equity grant is awarded upon passage of a resolution of the Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2013, the rates of return for these investment choices ranged from -9.12% to 37.79%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)	Total ($)
Rick L. Burdick	—		72,100	—	—	107,500	[3]	1,085	180,685
Michael H. DeGroote	59,000	[4]	72,100	—	—	—		1,085	132,185
Joseph S. DiMartino	107,000	[5]	72,100	—	—	—		1,085	180,185
Richard C. Rochon	117,125	[6]	72,100	—	—	—		1,085	190,310
Todd J. Slotkin	89,000	[7]	72,100	—	—	—		1,085	162,185
Donald V. Weir	91,250	[8]	72,100	—	—	—		1,085	164,435
Benaree Pratt Wiley	17,000	[9]	72,100	—	—	58,500	[10]	1,085	148,685

(1)

Amount represents grant date fair value of 12,000 shares of restricted stock awarded to each non-employee director in 2013 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse. On December 31, 2013, the aggregate number of unvested restricted stock awards held by each of Messrs. Burdick, DeGroote, DiMartino, Rochon, Slotkin, and Weir and Ms. Wiley was 17,000 shares.

(2)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(3)

No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, and fees for attending meetings of the Board. The plan recorded earnings on contributions. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 17,000 shares.

(4)	Annual retainer fee and fees for attending meetings of the Board. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 17,000 shares.

(5)

Annual retainer fee, Compensation Committee Chairman fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 17,000 shares.

(6)

Annual retainer fee and fees for attending meetings of the Audit Committee, Compensation Committee, the Nominating & Governance Committee, and of the Board, as well as Nominating and Governance Committee Chairman fees. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mr. Rochon was 17,000 shares.

(7)

Annual retainer fee and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee and of the Board. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 17,000 shares.

(8)

Annual retainer fee, Audit Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mr. Weir was 17,000 shares.

(9)

Annual retainer fee and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee and of the Board. On 12-31-13, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 17,000 shares.

(10)

No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and the Board. The plan recorded earnings on contributions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met these standards at the time of the transactions. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Directors of Internal Audit, General Counsel or other members of management.

Pursuant to an agreement (the “Westbury Agreement”) entered into on September 14, 2010 by CBIZ with its largest stockholder at that time, Westbury (Bermuda) Ltd. (“Westbury”), a company organized by CBIZ founder Michael G. DeGroote and father of Director Michael H. DeGroote, CBIZ purchased 7,716,669 shares of CBIZ’s common stock at $6.25 per share for a total cost of approximately $48.5 million. Pursuant to the Westbury Agreement, CBIZ also purchased an option for $5.0 million to purchase up to approximately 7.7 million shares of CBIZ’s common stock at a price of $7.25 per share, which constituted the remaining shares of CBIZ’s common stock held by Westbury. On August 30, 2013, CBIZ repurchased 3.85 million shares from Westbury, which was 50% of Westbury’s then current holdings of the Company’s common stock, at a discount price of $6.65 per share, which represented the 60-day moving average share price at July 1, 2013. The total cost of this repurchase was $25.7 million. The option to repurchase shares from Westbury expired on September 30, 2013.

A number of the businesses acquired by CBIZ are located in properties that are indirectly owned by persons employed by CBIZ, none of whom are members of the SMG. In the aggregate, CBIZ paid approximately $2.1 million, $2.0 million and $2.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, under such leases which management believes were at market rates.

Rick L. Burdick, CBIZ’s Lead Director, is a partner of Akin Gump Strauss Hauer & Feld LLP (“Akin, Gump”). Akin Gump performed legal work for CBIZ for which the firm received approximately $0.4 million, $0.2 million and $0.5 million from CBIZ during 2013, 2012 and 2011, respectively.

Michael H. DeGroote, a director of CBIZ, is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury, a Bermuda limited corporation which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury are one of the Company’s largest stockholders. He is also an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2013, 2012 and 2011 were approximately $0.2 million, $0.1 million and $0.1 million, respectively.

Richard C. Rochon, a Director of CBIZ, is an officer or director of, or holds or controls a significant but not controlling interest in, various entities which obtained business advisory and tax services provided by a CBIZ subsidiary. The amount of the services totaled approximately $0.3 million, $0.3 million, and $0.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services there under is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

CBIZ acted as guarantor for letters of credit for a CPA firm with which it has a relationship. The letters of credit totaled $1.9 million as of December 31, 2013 and 2012. CBIZ has recognized a liability for the fair value of the obligations undertaken in issuing these guarantees, which is recorded as other current liabilities in the accompanying consolidated financial statements. Management does not expect any material changes to result from these instruments as performance is not expected to be required.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2013 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion, with the following exception: due to the failure of Wells Fargo Advisors to promptly report trade information to the Corporate Secretary on behalf of officer Robert O’Byrne, the Form 4 filed for him on December 17, 2013 was filed five days late.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2013. All outstanding awards relate to our common stock.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity compensation plans approved by stockholders	6,035,423	[1]	$6.88	3,914,023	[2]

Equity compensation plans not approved by stockholders	—		—	—

Total	6,035,423		$6.88	3,914,023

(1)	Stock option awards under the 2002 SIP.

(2)

Includes reduction for currently issued restricted stock. Also includes 1,653,889 shares of our common stock remaining available for purchase under the ESPP during the purchase period that included December 31, 2013.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Proxy Statement distributed to the Stockholders prior to the 2015 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 under the Exchange Act must be received by CBIZ not later than December 5, 2014. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2015 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 18, 2015 and the proponent complies with the other requirements set forth in SEC Rule  14a-4(c) under the Exchange Act. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2013, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

HOUSEHOLDING

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm, bank, or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting CBIZ’s Corporate Secretary at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, phone (216) 447-9000. If you would like to opt out of householding, please contact your broker, bank, or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 4, 2014

Appendix A

CBIZ, INC. 2014 STOCK INCENTIVE PLAN

Effective as of May 15, 2014

Introduction

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, and/or directors and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the growth, returns, and profitability of the Company’s businesses and increases in Company stockholder value.

SECTION 1. DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

“Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

“Award” means a Stock Option, Stock Appreciation Right, Performance Award, or other stock-based award granted under the Plan.

“Awardee” means an Eligible Awardee to whom an Award is granted under the Plan or, if applicable, such other person who holds an outstanding Award.

“Award Cycle” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for purposes of determining an Awardee’s right, and the payment of, a Performance Award.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided by the Committee, (1) “Cause” as defined in any Individual Agreement to which the Awardee is a party, or (2) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Awardee for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the Awardee’s employment duties, (C) willful and deliberate failure on the part of the Awardee to perform his or her employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the Awardee, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

“Change in Control” has the meaning set forth in Section 9(b).

“Change in Control Price” has the meaning set forth in Section 9(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference in the Plan to the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Committee” means the Committee referred to in Section 2.

“Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company” means CBIZ, Inc., a Delaware corporation, and any successor thereto.

“Covered Employee” means an Awardee designated prior to the grant of a Performance Award by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Performance Award is expected to be taxable to such Awardee.

“Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Disability” means, unless otherwise provided by the Committee, “permanent and total disability” within the meaning of Code Section 22(e)(3).

“Early Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization and gain or loss on sale of operations.

“Effective Date” means May 15, 2014, the date of the Plan’s adoption by the Board.

“Eligible Awardees” means officers, employees, directors (whether or not officers or employees), independent contractors and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees (subject to applicable rules relating to grants of Incentive Stock Options) who have accepted offers of employment from the Company or its Subsidiaries or Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company, or its Subsidiaries or Affiliates. Eligible independent contractors or consultants described above may be individuals or entities, including without limitation partnerships or corporations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price on any national exchange listing the Company’s Common Stock on the Date of Grant, or if the shares were not traded on such national exchange on such Date of Grant, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select.

“Incentive Stock Option” means any Stock Option that is designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

“Individual Agreement” means an employment or similar agreement between an Awardee and the Company or one of its Subsidiaries or Affiliates.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Normal Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after age 65.

“Qualified Performance-Based Award” means a Performance Award designated as such by the Committee at the time of award, based upon a determination that (i) the Awardee is or may be a Covered Employee in the year in which the Company would expect to be able to claim a federal income tax deduction with respect to such Performance Award and (ii) the Committee intends that such Award qualify for the Section 162(m) Exemption.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for an Award Cycle with respect to any Performance Award under the Plan and shall consist of one or more of the following measures: net earnings or net income (before or after taxes); basic or diluted earnings per share (before or after taxes, from continuing operations or otherwise); revenue, net revenue or net revenue growth; profit, gross profit or gross profit growth; operating profit (before or after taxes); return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); earnings before or after taxes, interest, depreciation, and amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; objective measures of customer satisfaction; working capital targets; measures of economic value added; enterprise value; sales; growth measures (including, but not limited to, same-store sales growth or organic growth measures); debt levels and net debt; combined ratio; timely launch of new facilities; client retention; employee retention; performance relative to budget; unit volume, safety performance targets; objective measures of personal targets, goals or completion of projects; any of the foregoing on a non-GAAP adjusted basis; or any combination of the foregoing. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate.

“Performance Formula” means, for an Award Cycle, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Awardee, whether all, some portion but less than all, or none of the Performance Award has been earned for the Award Cycle.

“Performance Goals” means the performance goals established by the Committee in connection with the grant of a Performance Award under Section 7 or other stock-based Awards under Section 8. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the Performance Criteria, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

“Performance Award” means an Award granted under Section 7.

“Plan” means the CBIZ, Inc. 2014 Stock Incentive Plan, as set forth herein and as amended from time to time.

“Retirement” means Normal or Early Retirement.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

“Stock Appreciation Right” means an Award granted under Section 6.

“Stock Option” means an Award that is granted under Section 5 and that consists of the right to purchase shares of Common Stock.

“Subsidiary” means any corporation or other entity during any period in which at least 50% of the total voting combined power or at least 50% of the total value of all stock of a corporation or at least 50% of the profits interest or capital interest in a partnership or limited liability company is owned, directly or indirectly, by the Company.

“Termination of Employment” means the termination of the Awardee’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. An Awardee employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Awardee does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. ADMINISTRATION

The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than three directors, and shall be appointed by and serve at the pleasure of the Board. All members of the Committee shall qualify as “outside directors” for purposes of the Section 162(m) Exemption and as “Non-Employee Directors,” for purposes of Rule 16b-3.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Awardees.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a) To select the Eligible Awardees to whom Awards may from time to time be granted;

(b) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, and Performance Awards or any combination thereof are to be granted hereunder;

(c) To determine the number of shares of Common Stock to be covered by an Award granted hereunder;

(d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the exercise price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the Awardee, the Company or any Subsidiary or Affiliate) and any vesting acceleration regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

(e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith or otherwise exercise discretion that is inconsistent with the requirements of the Section 162(m) Exemption in the case of Awards that are intended to rely on such exemption; provided further, however, that, notwithstanding any other provisions of the Plan, stockholder approval shall be required for any action by the Committee (other than action taken pursuant to Section 3(d)) to (i) reduce the exercise price of an outstanding Stock Option or Stock Appreciation Right; (ii) cancel an outstanding Stock Option or Stock Appreciation Right in exchange for cash or any other Award; (iii) grant a new Stock Option or Stock Appreciation Right in connection with the cancellation or termination (other than through exercise or expiration of its term) of a prior granted Stock Option or Stock Appreciation Right, where the exercise price of such newly granted Stock Option or Stock Appreciation Right is less than the exercise price of such prior granted Stock Option or Stock Appreciation Right; or (iv) take any action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted;

(f) To determine to what extent and under what circumstances the issuance of Common Stock and the payment of other amounts payable with respect to an Award shall be deferred; and

(g) To determine under what circumstances an Award may be settled in cash or Common Stock under Section 5(l) and Section 6(b)(ii).

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret, administer, reconcile any inconsistency, correct any defect or supply any omission in the Plan and any instrument or agreement relating to an Award under the Plan and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate administrative responsibilities with respect to the Plan. Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Awardees.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

(a) Maximum Number of Shares. The maximum aggregate number of shares of Common Stock that may be issued to Awardees and their beneficiaries under the Plan shall be 9,583,040, all of which may be used for Incentive Stock Options or any other Awards. No Eligible Awardee may be granted in any fiscal year of the Company Stock Options, Stock Appreciation Rights or any stock-based Awards under Section 8 (excluding dividend equivalents), or any combination of such Awards, covering in excess of 1,000,000 shares of Common Stock. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. Upon the date of the stockholders’ approval of the Plan, no further awards may be granted under the CBIZ, Inc. 2002 Amended and Restated Stock Incentive Plan, however outstanding awards shall be governed by the terms and conditions of the applicable prior plan.

(b) Reversion of Shares to the Share Reserve. If any Award is forfeited or cancelled, or if it terminates, expires, lapses without being exercised or is cashed out pursuant to Section 5(l) hereof or otherwise, or an Award is exercised for, or is settled with, cash, any shares of Common Stock subject to such Awards shall again be available for issuance in connection with Awards under the Plan. Shares of Common Stock used to pay the exercise price or tax obligations, or shares not issued in connection with settlement of a Stock Option or Stock Appreciation Right or that are used or withheld to satisfy tax obligations of an Awardee shall, notwithstanding anything herein to the contrary, not be available again for Awards under the Plan.

(c) Certain Counting Rules. For purposes of calculating the number of shares granted from the plan reserve, Awards of Stock Options or Stock Appreciation Rights shall be counted against (or toward) the share reserve set forth in Section 3(a) as one share for every one share subject thereto, and shares of Common Stock that are subject to Awards other than Stock Options or Stock Appreciation Rights shall be counted against (or toward) such limit as 2.94 shares for every one share subject thereto.

(d) Changes in Capitalization. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board shall make such equitable substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights to be granted to any Awardee, in the number, kind and exercise price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and such other equitable substitution or adjustments as it may determine to be appropriate; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option. Unless otherwise determined by the Committee or Board, any adjustments to Incentive Stock Options shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, any adjustments to other Awards shall be made in a manner that does not result in a violation of Section 409A of the Code.

(e) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

SECTION 4. ELIGIBILITY

Subject to any other restrictions set forth herein, Awards may be granted or awarded under the Plan only to Eligible Awardees who have entered into Award agreements or who have received written notification from the Committee or from a person designated by the Committee, that they have been selected to participate in the Plan.

SECTION 5. STOCK OPTIONS

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to Eligible Awardees set forth in Section 3. Incentive Stock Options may be granted only to officers and other employees of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code, respectively); and provided further that Nonqualified Stock Options may be granted only to officers, employees, directors, independent contractors and consultants of the Company and its Subsidiaries. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason a Stock Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Stock Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

Stock Options shall be evidenced by option agreements (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)), the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The Company shall notify an Eligible Awardee of any grant of a Stock Option, and an option agreement or agreements shall be duly executed and delivered by the Company to such optionee. Such agreement or agreements shall become effective as of the Date of Grant upon execution by the Company and the optionee.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a) Exercise price. The exercise price per share of Common Stock shall not be less than the greater of the par value or the Fair Market Value of a share of the Common Stock on the Date of Grant; provided, however, that in the event the optionee of an Incentive Stock Option owns (or is deemed to own pursuant to Section 424(d) of the Code), at the time such Stock Option is awarded or granted, more than ten percent (10%) of the voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company (within the meaning of Section 424(e) and (f) of the Code), the exercise price shall not be less than 110% of such Fair Market Value.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than six (6) years after the date the Stock Option is granted, and no more than five (5) years after such date in the case of an Incentive Stock Option granted to an Employee who is a more than ten percent (10%) stockholder as described in Section 5(a) above on the date of award or grant.

(c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option vests or becomes exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

(d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the exercise price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted and provided, further, that such already owned shares shall have been held by the optionee for at least six (6) months (or such shorter or longer period required to avoid a charge to earnings for financial accounting purposes) at the time of exercise or shall have been purchased on the open market.

If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the exercise price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. If a broker is engaged for this purpose, the Company in its sole discretion may require exercises and payment to be conducted through the broker.

In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class and/or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), only at such time as the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 12(a).

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Awardee of an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such shares of Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Awardee until the end of the period described in the preceding sentence.

(f) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall an Awardee be permitted to exercise a Stock Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(g) Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to a family member or members of the optionee, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee.

(h) Termination by Death. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one (1) year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(i) Termination by Reason of Disability. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Termination of Employment, or on such accelerated basis as the Committee may determine, for a period of one (1) year (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of

Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(j) Termination by Reason of Retirement. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of two years (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(k) Other Terminations. Unless otherwise determined by the Committee: (A) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon terminate upon such termination; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such optionee, to the extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the period of the earlier of three (3) months from the date of such Termination of Employment or the expiration of the stated term of such Stock Option; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event an optionee incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for the shorter of (x) the longer of (i) one (1) year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the option agreement, or (y) expiration of the stated term of such Stock Option. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(l) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee (but not the optionee) may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the exercise price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash-out.

(m) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within thirty (30) days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the “Spread”) multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(m) shall have been exercised.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. Stock Appreciation Rights may be granted only to officers, employees, directors, independent contractors and consultants of the Company and its Subsidiaries.

A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6.

(ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the exercise price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(g).

(iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise at such time.

SECTION 7. PERFORMANCE AWARDS

(a) Administration. Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. A Performance Award shall consist of the conditional right to receive shares of Common Stock, cash (including cash bonuses determined with or without reference to shares of Common Stock) or a combination of such shares and cash based upon the attainment of specified goals over the term of an Award Cycle. In the event Performance Awards consist of a conditional right to receive cash bonuses, such bonuses may be expressed as percentages of a bonus pool that is established in accordance with the requirements of the Section 162(m) Exemption.

(b) Terms and Conditions. Performance Awards shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of the grant, designate a Performance Award as a Qualified Performance-Based Award, in which event it shall condition the settlement thereof upon the attainment of one or more Performance Goals and shall otherwise structure the Award so as to qualify for the Section 162(m) Exemption. In the case of a Qualified Performance-Based Award, within the first ninety (90) days of an Award

Cycle (or, if longer or shorter, within the maximum period allowed under the Section 162(m) Exemption), the Committee shall determine the Eligible Awardees to whom and the time or times at which Performance Awards shall be awarded, the amount of cash or the number of shares of Common Stock that may be paid or issued pursuant to Performance Awards awarded to any Eligible Awardee or any group of Eligible Awardees, the duration of the applicable Award Cycle, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula. If the Committee does not designate a Performance Award as a Qualified Performance-Based Award, it may nevertheless condition the settlement thereof upon the attainment of one or more Performance Goals. Regardless of whether Performance Awards are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the Awardee. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Awardee. Subject to the provisions of the Plan and the Performance Award Agreement referred to in Section 7(b)(vi), Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. Over any period of five fiscal years of the Company the sum of any cash paid, and the Fair Market Value, as of the date of payment or issuance, of any shares of Common Stock paid or issued, to an Awardee pursuant to Qualified Performance-Based Awards may not exceed ten percent (10%) of the reported EBITDA of the Company and its Affiliates for such five year period.

(ii) Except to the extent otherwise provided in the applicable Performance Award Agreement (or other governing document), upon an Awardee’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of any Performance Awards shall be forfeited by the Awardee; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Awards that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the Awardee’s employment is terminated by reason of death or Disability) with respect to any or all of such Awardee’s Performance Awards.

(iii) At the expiration of the applicable Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals and other conditions for a Performance Award. In the case of Qualified Performance-Based Awards, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Award Cycle have been achieved and, if so, shall determine and certify in writing the number of shares of Common Stock or the amount of cash or both, that has been earned by the Awardee. The Company shall then cause to be delivered to the Awardee the earned cash amount or the number of shares, as appropriate; provided, however, that any Performance Award that may be settled by the issuance of shares of Common Stock may, in the discretion of the Committee, be settled by the payment of cash equal to the Fair Market Value of such number of shares of Common Stock.

(iv) In determining the actual amount of an individual Awardee’s Performance Award for an Award Cycle, the Committee may reduce or eliminate the amount of the Performance Award earned under the Performance Formula in the Award Cycle through the use of negative discretion if, in its sole discretion, such reduction or elimination is appropriate. The Committee shall not have the discretion, except as otherwise provided in the Plan, to (A) grant or provide payment in respect of a Performance Award for an Award Cycle if the Performance Goal(s) for such Award Cycle have not been attained; or (B) increase a Performance Award above the applicable limitations set forth in Section 7(b)(vii) of the Plan.

(v) Except to the extent otherwise provided in the Performance Award Agreement (or other governing document), Performance Awards granted for an Award Cycle shall be paid as soon as administratively practicable following completion of the Award Cycle and, to the extent applicable, the certification required by Section 7(b)(iii) and no later than March 15 of the year following the year in which the Award Cycle ends.

(vi) Each Award shall, unless otherwise documented by the Committee, be confirmed by, and be subject to, the terms of a written agreement (a “Performance Award Agreement”).

(vii) Notwithstanding any provision contained in this Plan to the contrary, the maximum Qualified Performance-Based Award payable to any one Awardee under the Plan for an Award Cycle is 1,000,000 shares of Common Stock or, in the event such Qualified Performance-Based Award is paid in cash with reference to shares of Common Stock, the equivalent cash value thereof on the first or last day of the Award Cycle to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Awardee pursuant to a cash bonus Award that is determined without reference to shares of Common Stock shall be $10,000,000. Furthermore, any Qualified Performance-Based Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Qualified Performance-Based Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee; or (B) with respect to a Qualified Performance-Based Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

(viii) Any dividends paid with respect to shares of Common Stock subject to any Performance Award shall not be paid to an Awardee unless and until such Performance Award is settled in accordance with Section 7(b)(iii), (iv) and (v). Any such dividends will be deposited with a third party escrow agent or a third party trustee selected by the Committee in its discretion, until such time as the shares relating to such dividends become vested and deliverable to the Awardee, at which time such dividends will be released from escrow and paid to the Awardee. If the shares of Common Stock relating to dividends held in escrow are subsequently forfeited, such dividends will automatically be forfeited and released from escrow and returned to the Company.

SECTION 8. OTHER STOCK-BASED AWARDS

Awards not described in Section 5, Section 6 or Section 7 above that constitute grants or awards of Common Stock or other grants or awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, restricted shares of Common Stock, dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. The Committee may, in its sole discretion, prescribe such conditions or restrictions (including the attainment of Performance Goals and/or other restrictions designed to satisfy the Section 162(m) Exemption) for the vesting or settlement of any such other Awards described in this Section 8 as it may deem advisable.

SECTION 9. CHANGE IN CONTROL PROVISIONS

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, the Committee may provide in the terms of any grant that in the event of a Change in Control:

(i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

(ii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as is practicable.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 9(b); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board being hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) A complete liquidation or dissolution of the Company.

(c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NYSE during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined at the sole discretion of the Board.

SECTION 10. TERM, AMENDMENT AND TERMINATION

The Plan will terminate on the day before the annual meeting of stockholders to be held in calendar year 2024; provided, however, that no Incentive Stock Option may be granted under the Plan after the day before the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Performance Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the requisite approval of the Company’s stockholders if such amendment has the effect of changing the number of shares of Common Stock available for issuance under the Plan (other than changes or adjustments provided for in Section 3) or changing the identity of persons eligible to receive Awards or to the extent such approval is required by applicable law or stock exchange rules, including, without limitation, any law governing the Section 162(m) Exemption or the qualification of Incentive Stock Options under Section 422 of the Code.

The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award or any other Award intended to comply with the Section 162(m) Exemption to cease to qualify for such exemption or impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules. Stockholder approval shall be required for any Committee action that is subject to such approval as described in Section 2(e).

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 11. UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

SECTION 12. GENERAL PROVISIONS

(a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the recipient of an Award for federal income tax purposes with respect to any Award under the Plan, the Awardee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes (or other amounts) of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Awardee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) The Committee shall establish such procedures as it deems appropriate for an Awardee to designate a beneficiary to whom any amounts payable in the event of the Awardee’s death are to be paid or by whom any rights of the Awardee, after the Awardee’s death, may be exercised.

(f) In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.

(g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(h) Except as otherwise provided in Section 5(g) or Section 6(b)(iii) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(i) In the event an Award is granted to an Eligible Awardee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

(j) The Committee may, in its sole discretion, permit an Awardee to elect to further defer receipt of cash or shares of Common Stock in settlement of a Performance Award until a specified date or until a specified event described in Section 409A(a)(2) of the Code, under such terms as the Committee may determine and in accordance with the requirements of Code Section 409A and the regulations issued thereunder. No such election in the case of a Qualified Performance-Based Award may cause the Award to fail to qualify for the Section 162(m) Exemption.

(k) If so determined by the Committee, the provisions of the Plan regarding Performance Awards shall be disclosed and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved such provisions, in each case in order for certain Awards granted after such time to qualify for the Section 162(m) Exemption. Nothing in this clause, however, shall affect the validity of Awards granted after such time if such stockholder approval has not been obtained.

(l) The Company and any Affiliate or Subsidiary that is in existence or that hereafter comes into existence shall have no liability to any Awardee or any other person as to (i) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by counsel to the Company necessary to the lawful issuance and sale of any shares hereunder; (ii) any tax consequences expected, but not realized, by an Awardee or any other person due to the receipt, exercise or settlement of any Award granted hereunder; or (iii) the failure of any Award that is determined to constitute “nonqualified deferred compensation” to comply with Section 409A of the Code.

SECTION 13. EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date. The foregoing notwithstanding, no issuance of shares or settlement of any Award or other payment of compensation under the Plan may occur unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months of the Effective Date.

SECTION 14. DIRECTOR EQUITY GRANTS

(a) Each director of the Company who is not otherwise an employee of the Company or any of its Subsidiaries or Affiliates, shall on the first day after his or her first election as a director of the Company automatically be granted 50,000 Nonqualified Stock Options to purchase Common Stock having an exercise price of 100% of Fair Market Value of the Common Stock on the Date of Grant of such Nonqualified Stock Option.

(b) Annually thereafter each such non-employee director shall be granted such Award, if any, as provided by the Company’s policy regarding the compensation of non-employee directors as approved from time to time by the Compensation Committee and the full Board.

(c) In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants required to be made on the date specified in Section 14(a), then all non-employee directors entitled to a grant on such date shall share ratably in the number of options on shares available for grant under the Plan.

(d) Each holder of a Stock Option granted pursuant to this Section 14 shall also have the rights specified in Section 5(m). Except as expressly provided in this Section 14, any Stock Option granted hereunder shall be subject to the terms and conditions of the Plan as if the grant were made pursuant to Section 5 hereof.

SECTION 15. EXECUTION

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 15, 2014.

Vote by Internet
• Go to www.envisionreports.com/cbiz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2,
3, 4, and 5.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain	+

	01 - Joseph S. DiMartino	☐	☐	☐	02 - Donald V. Weir	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm.	☐	☐	☐	3.	Say on Pay—An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Approval of the CBIZ, Inc. 2014 Stock Incentive Plan.	☐	☐	☐	5.	Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — CBIZ, Inc. - Common and Retirement Savings Plan

2014 Annual Meeting

Park Center Plaza II

6150 Oak Tree Boulevard South, Lower Level

Cleveland, Ohio 44131

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2014

Todd J. Slotkin and Benaree Pratt Wiley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 15, 2014, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election as directors of Joseph S. DiMartino and Donald V. Weir, FOR ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, FOR the executive compensation practices of the Company as disclosed in this proxy statement, and FOR approval of the CBIZ, Inc. 2014 Stock Incentive Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)